UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Mattel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

and

PROXY STATEMENT

Annual Meeting of Stockholders

Manhattan Beach Marriott

1400 Parkview Avenue

Manhattan Beach, California

May 13, 2004

MATTEL, INC.

333 Continental Boulevard

El Segundo, California 90245-5012

NOTICE OF THE 2004 ANNUAL MEETING OF STOCKHOLDERS

The 2004 Annual Meeting of Stockholders of Mattel, Inc., will be held on Thursday, May 13, 2004, at 10:00 a.m. (Los Angeles time), at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California 90266. The following items of business are to be considered and acted on at the Annual Meeting:

1.	Election of eleven directors.

2.	Ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent auditors for the year ending December 31, 2004.

3.	A stockholder proposal regarding management compensation.

4.	A stockholder proposal regarding services performed by independent auditors.

5.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Each of the above items of business is described in more detail in the Proxy Statement accompanying this Notice. The Board of Directors recommends a vote FOR each of the eleven nominees for director named in the accompanying Proxy Statement, a vote FOR the proposal described above in item 2 and a vote AGAINST the proposals described above in items 3 and 4.

If you were a holder of record of Mattel common stock at the close of business on March 17, 2004, you are entitled to notice of and to vote at the Annual Meeting.

A list of record holders of Mattel common stock entitled to vote at the Annual Meeting will be available for examination at Mattel’s offices at 333 Continental Boulevard, El Segundo, California 90245-5012, for any purpose germane to the Annual Meeting, by any stockholder during normal business hours for ten days prior to the Annual Meeting.

The Manhattan Beach Marriott is accessible to those who require special assistance. If you require special assistance, please call the Marriott at (310) 546-7511.

By Order of the Board of Directors

Robert Normile Secretary

El Segundo, California

April 12, 2004

All stockholders are cordially invited to attend the Annual Meeting in person. If you plan to attend the Annual Meeting in person, please check the appropriate box on the proxy card and bring with you the items that are required pursuant to Mattel’s admission policy for the Annual Meeting. A description of the admission policy can be found in the Proxy Statement under the heading “General Information—Admission Policy for Annual Meeting.” The admission policy is also printed on the Admission Ticket, which is enclosed with the Proxy Statement.

Whether or not you expect to attend the Annual Meeting, please vote as soon as possible in order that your stock will be represented at the Annual Meeting. You may vote by mail, by telephone or via the Internet. If you wish to vote by mail, please complete, date, sign and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible. If you wish to vote by telephone or via the Internet, please follow the instructions on the proxy card or voting information form with regard to telephone or Internet voting.

2

MATTEL, INC.

333 Continental Boulevard

El Segundo, California 90245-5012

PROXY STATEMENT

2004 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 13, 2004

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mattel, Inc., a Delaware corporation (“Mattel” or the “Company”), for use at its 2004 Annual Meeting of Stockholders, to be held on May 13, 2004, at 10:00 a.m. (Los Angeles time), at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California, and at any adjournment or postponement of such meeting. This Proxy Statement and the form of proxy to be utilized at the Annual Meeting were first mailed or delivered to the stockholders of Mattel on or about April 12, 2004.

Record Date, Shares Outstanding and Voting

The Board of Directors of Mattel has fixed March 17, 2004 as the record date to determine stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of shares of Mattel common stock at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.

As of the close of business on the record date, there were 428,709,104 outstanding shares of common stock held by approximately 43,507 holders of record. At the Annual Meeting, each share of common stock will be entitled to one vote.

Quorum, Broker Voting, Cumulative Voting for Directors and Effect of Abstentions

The presence of holders of a majority of the voting power of the shares of the stock entitled to vote at the Annual Meeting, in person or by properly executed proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Annual Meeting. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists. Although abstentions will be counted for purposes of determining whether a quorum is present, they will not be counted in determining the number of votes cast as to any proposal and thus will not have any effect as to whether any proposal is approved.

Mattel’s common stock is listed on the New York Stock Exchange (the “NYSE”). The NYSE has rules that govern brokers who have record ownership of listed company stock held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). Mattel expects that the NYSE will evaluate the proposals to be voted on at the Annual Meeting to determine whether each proposal is a discretionary or non-discretionary matter. Mattel expects that the election of directors and the ratification of the selection of the independent auditors will be deemed to be discretionary matters, and brokers will be permitted to vote uninstructed shares as to such matters. However, Mattel anticipates that the stockholder proposals regarding management compensation and regarding services performed by independent auditors will be deemed to be non-discretionary matters, and brokers will not be permitted to vote uninstructed shares as to such matters. A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters is referred to as a “broker non-vote.” Broker non-

votes will be counted for the purpose of determining the presence of a quorum, but will not be counted in determining the number of votes cast as to non-discretionary matters. Thus, broker non-votes do not have any effect as to whether a proposal regarding a non-discretionary matter is approved.

In the election of directors, holders of common stock are entitled to elect eleven directors, with the eleven candidates who receive the highest number of affirmative votes being elected. In electing directors, stockholders have the right to cumulate their votes and give one candidate the number of votes equal to the number of directors to be elected (eleven) multiplied by the number of votes entitled to be cast by such stockholder at the Annual Meeting or to distribute such votes among as many candidates as they see fit. Stockholders may cumulate their votes by giving instructions on the enclosed form of proxy as to how the votes are to be cumulated or by voting in person at the Annual Meeting. Executed proxies (including but not limited to executed proxies which indicate no voting instructions) will grant the persons named in the enclosed proxy card discretionary authority to cumulate votes in connection with the election of directors, except that votes may not be cast for the election of any individual to the extent that authority to vote has been withheld as to such individual and except to the extent that specific instructions have been given as to cumulative voting. If and to the extent that voting authority is withheld with regard to a particular nominee or nominees, the proxy holders may, in their discretion, cumulate the withheld votes in favor of other nominees, and if different specific instructions are given, the specific instructions will be followed.

Voting of Proxies

All shares of common stock that are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If the enclosed proxy card is executed and returned without instructions as to how it is to be voted, the proxy card will be deemed an instruction to vote:

•	in favor of the election as directors of the nominees named in this Proxy Statement, and such votes may be cumulated in the discretion of the proxy holder;

•	for proposal 2; and

•	against proposals 3 and 4.

The Board of Directors does not know of any matters other than those described in the notice of the Annual Meeting that are to come before the Annual Meeting. If any other matters are presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purposes of soliciting additional proxies for or against a given proposal, the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters as they see fit.

Revocation of Proxies

Any proxy regarding shares of common stock given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	delivering to the Secretary of Mattel, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Mattel at or before the taking of the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy should be sent to Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012, or hand delivered to the Secretary of Mattel at or before the taking of the vote at the Annual Meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from the broker in order to change their vote or to vote at the Annual Meeting.

Admission Policy for Annual Meeting

Admission to the Annual Meeting is limited to stockholders of Mattel, family members accompanying stockholders of Mattel, persons holding executed proxies from stockholders who held Mattel stock as of the close of business on March 17, 2004, and invited guests of Mattel.

If you are a stockholder of Mattel, you must bring certain documents with you in order to be admitted to the Annual Meeting and in order to bring family members with you. The purpose of this requirement is to help us verify that you are actually a stockholder of Mattel. Please read the following rules carefully because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of Mattel stock as of the close of business on March 17, 2004. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of Mattel’s transfer agent. Many stockholders are not record holders because their shares of stock are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead; this is sometimes referred to as holding shares in “street name.” If you are unsure as to whether you were a record holder of Mattel common stock as of the close of business on March 17, 2004, please call Mattel’s transfer agent, EquiServe Trust Company, N.A., at 1-888-909-9922.

If you were a record holder of Mattel common stock as of the close of business on March 17, 2004, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport), and

•	the Admission Ticket enclosed with this Proxy Statement.

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on March 17, 2004.

If a broker, bank or other nominee was the record holder of your shares of Mattel common stock as of the close of business on March 17, 2004, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport), and

•	the Admission Ticket enclosed with this Proxy Statement, and

•	proof that you owned shares of Mattel common stock as of the close of business on March 17, 2004.

Examples of proof of ownership include the following: (1) an original or a copy of the voting information form from your bank or broker with your name on it, (2) a letter from your bank or broker stating that you owned Mattel common stock as of the close of business on March 17, 2004, or (3) a brokerage account statement indicating that you owned Mattel common stock as of the close of business on March 17, 2004.

If you acquired your shares of Mattel common stock at any time after the close of the business on March 17, 2004, you do not have the right to vote at the Annual Meeting, but you may attend it if you bring:

•	valid personal photo identification (such as a driver’s license or passport), and

•	proof that you own shares of Mattel common stock.

Examples of proof of ownership include the following:

•	If a broker, bank or other nominee is the record holder of your shares of Mattel common stock: (1) a letter from your bank or broker stating that you acquired Mattel common stock after March 17, 2004, or (2) a brokerage account statement as of a date after March 17, 2004 indicating that you own Mattel common stock; or

•	If you are the record holder of your shares of Mattel common stock, a copy of your stock certificate or a confirmation acceptable to Mattel that you bought the stock after March 17, 2004.

If you are a proxy holder for a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 17, 2004, then you must bring:

•	The executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 17, 2004, and

•	Valid personal photo identification (such as a driver’s license or passport), and

•	If the stockholder whose proxy you hold was not a record holder of Mattel common stock as of the close of business on March 17, 2004, proof of the stockholder’s ownership of shares of Mattel common stock as of the close of business on March 17, 2004, in the form of (1) an original or a copy of the voting information form from the stockholder’s bank or broker with the stockholder’s name on it, or (2) a letter or statement from a bank, broker or other nominee indicating that the stockholder owned Mattel common stock as of the close of business on March 17, 2004.

You may not use cameras, recording equipment or other electronic devices during the Annual Meeting. Shares may be voted at the Annual Meeting only by (a) the record holder as of the close of business on March 17, 2004 or (b) a person holding a valid proxy executed by such record holder.

Internet And Telephone Voting

As an alternative to using the paper proxy card to vote, Mattel stockholders may vote electronically via the Internet or by telephone.

If you were a record holder of Mattel common stock as of the close of business on March 17, 2004, you may vote your shares by calling the toll-free number on the proxy card or by voting on the Internet at the Web address stated on the proxy card.

If a bank, broker or other nominee was the record holder of your shares of Mattel common stock as of the close of business on March 17, 2004, you will be able to vote by telephone or on the Internet by following the instructions on the voting information form that you receive from your bank, broker or other nominee.

Voting by Mail

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the enclosed postage-prepaid envelope. If the envelope is missing, please mail your completed proxy card to the following address: Proxy Services, EquiServe Trust Company, N.A., P.O. Box 8583, Edison, NJ 08818.

Single Set of Disclosure Materials; “Householding”

To reduce the expense of delivering duplicate disclosure materials to our stockholders, we are taking advantage of new “householding” rules that permit us to deliver a single copy of our annual report, proxy statement and any information statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each record stockholder will continue to receive a separate notice of meeting and proxy card or voting instruction card. Also, householding will not in any way affect dividend check mailings.

How to Obtain a Separate Set of Materials

If you share an address with another Mattel stockholder and your household received only one set of Mattel’s annual report and proxy statement, you may call Mattel’s transfer agent, EquiServe, at 1-888-909-9922, to request a separate copy of these materials at no cost to you. You may also write to EquiServe at P.O. Box 43010, Providence, RI 02940-3010.

How to Change Your “Householding” Status for the Future

If you would like to receive your own additional set of Mattel’s disclosure documents in the future, please follow the instructions given below. Similarly, if you share an address with another Mattel stockholder and together both of you would like to receive only a single set of Mattel’s disclosure documents, please follow these instructions:

•	If you are the record holder of your shares of Mattel stock, please contact Mattel’s transfer agent, EquiServe, and inform them of your request. You may either call EquiServe at 1-888-909-9922 or write to EquiServe at P.O. Box 43010, Providence, RI 02940-3010.

•	If a broker, bank or other nominee is the record holder of your shares of Mattel stock, please call the toll free telephone number that appears on your voting instruction form, or contact your broker, bank or other nominee.

PRINCIPAL STOCKHOLDERS

As of March 31, 2004, the only persons known by Mattel to own beneficially, or to be deemed to own beneficially, more than 5% of Mattel’s common stock were:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent Owned
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	56,103,231	(1)	13.05	%(1)

(1)	As reported in a Schedule 13G dated February 13, 2004 and filed with the Securities and Exchange Commission on February 17, 2004 by Barclays Global Investors, N.A. and a group of affiliated entities. The Schedule 13G states that Barclays Global Investors, N.A. and such affiliated entities beneficially own an aggregate of 56,103,231 shares of Mattel common stock, and that they have sole power to vote or direct the voting of 49,900,924 of such shares and sole power to dispose or direct the disposition of 49,922,924 of such shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Mattel common stock as of March 31, 2004, by (1) each director and nominee for director, (2) the Chief Executive Officer and each of the four other most highly compensated executive officers of Mattel as of December 31, 2003, and (3) all current directors and executive officers of Mattel as a group.

Name of Beneficial Owner	Position with Mattel	Amount and Nature of Beneficial Ownership(1)
Eugene P. Beard	Director	84,750	(2)
Matthew C. Bousquette	President, Mattel Brands	1,238,247	(2)(3)
Dr. Harold Brown	Director	102,445	(2)(4)
Michael J. Dolan	Director	15,000	(2)
Robert A. Eckert	Chairman of the Board and Chief Executive Officer	3,262,500	(2)(5)
Kevin M. Farr	Chief Financial Officer	740,219	(2)(3)
Neil B. Friedman	President, Fisher-Price Brands	1,131,943	(2)(3)
Tully M. Friedman	Director	158,500	(2)(6)
Ronald M. Loeb	Director	227,045	(2)
Dr. Andrea L. Rich	Director	29,750	(2)
Ronald L. Sargent	Director	15,000	(2)
Christopher A. Sinclair	Director	48,450	(2)
Bryan G. Stockton	Executive Vice President, International	257,500	(2)
G. Craig Sullivan	Director	40,600	(2)(7)
John L. Vogelstein	Director	1,308,500	(2)
Kathy Brittain White	Director	22,250	(2)
All current Directors and Executive Officers, as a group (23 persons)		10,370,097	(8)

(1)	No director or executive officer named above owns or controls or may be deemed to beneficially own or control 1.0% or more of any class of capital stock of Mattel. Except as otherwise noted, the directors and officers named above have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	Includes shares of common stock that the following directors and executive officers have the right to acquire by exercise of options within 60 days following March 31, 2004: Mr. Beard, 29,750; Mr. Bousquette, 1,192,656; Dr. Brown, 58,500; Mr. Dolan, 15,000; Mr. Eckert, 3,262,500; Mr. Farr, 725,375; Mr. Neil Friedman, 1,115,000; Mr. Tully M. Friedman, 58,500; Mr. Loeb, 143,500; Dr. Rich, 19,750; Mr. Sargent, 15,000; Mr. Sinclair, 44,750; Mr. Stockton, 257,500; Mr. Sullivan, 26,000; Mr. Vogelstein, 58,500; and Ms. White, 22,250.

(3)	Includes shares of common stock that the following executive officers hold through the Mattel stock fund of the Mattel, Inc. Personal Investment Plan (the “PIP”), a 401(k) plan: Mr. Bousquette, 7,601; Mr. Farr, 9,844; and Mr. Neil Friedman, 2,943. Data concerning share ownership in the Mattel stock fund of the PIP was furnished by Mattel’s third party 401(k) plan administrator as of the March 17, 2004 record date.

(4)	43,945 of these shares are held in the Harold and Colene Brown Family Trust, as to which Dr. Brown shares voting and investment authority with his spouse.

(5)	In addition to the amount shown above in the table, Mr. Eckert holds 514,101 vested deferrable restricted stock units.

(6)	100,000 of these shares are held in the Tully M. Friedman Revocable Trust UAD 1/3/80.

(7)	10,000 of these shares are held by Mr. Sullivan as trustee or successor trustee of the G. Craig Sullivan Living Trust dated September 3, 1991. 4,600 of these shares are held by Mr. Sullivan’s spouse as trustee of the Maureen O’Brien Sullivan Living Trust dated May 14, 1993.

(8)	The amount stated represents approximately 2.4% of the outstanding shares of common stock. The amount stated also includes an aggregate of 8,720,467 shares of common stock that may be acquired upon the exercise of options within 60 days following March 31, 2004, which represents approximately 2.0% of the outstanding shares of common stock.

PROPOSALS

A total of four proposals are set forth in this Proxy Statement. The Board of Directors considered each proposal on March 12, 2004, and the recommendation of the Board of Directors on each proposal is set forth herein.

PROPOSAL 1

ELECTION OF DIRECTORS

Eleven directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. In the absence of instructions to the contrary, executed proxies will be voted in favor of the election of the persons listed below. In the event that any nominee for election as director should become unavailable to serve, votes will be cast, pursuant to the enclosed proxy card, for such substitute nominee or nominees as may be nominated by the Board of Directors or an authorized committee thereof. Management presently believes that each of the persons named will be available to serve. As discussed in “Quorum, Broker Voting, Cumulative Voting for Directors and Effect of Abstentions,” the election of directors shall be determined by a plurality of the votes cast at the Annual Meeting, with the eleven candidates who receive the highest number of affirmative votes being elected.

No arrangement or understanding exists between any nominee and Mattel or, to Mattel’s knowledge, any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, except that Mr. Eckert’s employment agreement with Mattel provides that Mr. Eckert shall have the position and title of Chairman of the Board and Mattel’s Bylaws provide that the Chairman of the Board shall be a director of Mattel. None of the nominees has any family relationship to any other nominee or to any executive officer of Mattel.

The Board of Directors currently consists of twelve members. In November 2003, the Board of Directors amended and restated its Guidelines on Corporate Governance. As part of this amendment and restatement, the Board adopted a provision pursuant to which, after attaining the age of 72, a director will not stand for re-election to the Board at subsequent meetings of the stockholders. Dr. Brown, who has served as a director since 1991, is over the age of 72, and accordingly he will not stand for re-election to the Board of Directors and will not be a candidate for election for the coming term. As a result, the Board of Directors has reduced the size of the Board to eleven members effective as of the election of directors at the Annual Meeting.

Information Concerning Nominees to the Board of Directors

Information is set forth below concerning the nominees for election as directors. All of the nominees are currently directors. Each nominee has furnished the information as to his or her beneficial ownership of common stock as of March 31, 2004, and the nominee’s principal occupation. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected.

Name	Principal Occupation or Position	Age	Director Since
Eugene P. Beard	Former Vice Chairman, Finance and Operations, The Interpublic Group of Companies, Inc. (also a Director of Brown Brothers Harriman 59 Wall Street Fund, Bessemer Trust Company, Old Westbury Funds, Sand Hill Partners Fund II and Huntsworth plc)	69	2000

Name	Principal Occupation or Position	Age	Director Since
Michael J. Dolan	Former Chairman and Chief Executive Officer, Young & Rubicam, Inc.	57	2004
Robert A. Eckert	Chairman of the Board and Chief Executive Officer of Mattel (also a Director of McDonald’s Corporation)	49	2000
Tully M. Friedman	Chairman and Chief Executive Officer, Friedman Fleischer & Lowe, LLC, a private investment firm (also a Director of The Clorox Company, Capital Source Holdings LLC and TempurPedic, Inc.)	62	1984
Ronald M. Loeb	Former Senior Vice President and General Counsel, Williams-Sonoma, Inc.	71	1970
Dr. Andrea L. Rich	President, Chief Executive Officer and Director, Los Angeles County Museum of Art	60	1998
Ronald L. Sargent	President and Chief Executive Officer, Staples, Inc. (also a Director of Staples, Inc., ARAMARK Corporation and Yankee Candle Company, Inc.)	48	2004
Christopher A. Sinclair	Managing Director, Manticore Partners, LLC and Chairman, Scandent Group Holdings, Mauritius (also a Director of Footlocker Inc.)	53	1996
G. Craig Sullivan	Former Chairman and Chief Executive Officer, The Clorox Company (also a Director of Levi Strauss & Co.)	64	2001
John L. Vogelstein	Vice Chairman and Member, Warburg Pincus LLC (also a Director of Journal Register Company and Information Holdings Inc.)	69	1983
Kathy Brittain White	Founder, Horizon Institute of Technology, and President and Chairman of the Board, Arkansas Rural Sourcing, Inc. (also a Director of Certegy, Inc. (formerly Equifax Payment Services) and Novell, Inc.)	54	2001

Except as described below, each of the directors has served in the principal occupation or position indicated in the table for at least the past five years.

Mr. Beard served as an Employee/Advisor of The Interpublic Group of Companies from February 2000 to December 2003. Prior to that, he served as Vice Chairman, Finance and Operations of The Interpublic Group of Companies from October 1995 to February 2000. Prior to that, he was Executive Vice President, Finance and Operations and Chief Financial Officer of The Interpublic Group of Companies for fifteen years.

Mr. Dolan was Chairman and Chief Executive Officer of Young & Rubicam, Inc. from 2001 to May 2003. Prior to that, he served in the following positions with Young & Rubicam, Inc.: Vice Chairman and Chief Operating Officer (2000 to 2001) and Vice Chairman and Chief Financial Officer (1996 to 2000).

Mr. Eckert has been Chairman of the Board of Directors and Chief Executive Officer since May 2000. He was formerly President and Chief Executive Officer of Kraft Foods, Inc., the largest packaged food company in North America, from October 1997 until May 2000. From 1995 to 1997, Mr. Eckert was Group Vice President of Kraft Foods, Inc. From 1993 to 1995, Mr. Eckert was President of the Oscar Mayer foods division of Kraft Foods, Inc. Mr. Eckert worked for Kraft Foods, Inc. for 23 years prior to joining Mattel.

Mr. Friedman has served as Chairman and Chief Executive Officer of Friedman Fleischer & Lowe, LLC since April 1997. Prior to that, he was a founding partner of Hellman & Friedman, a private investment firm, for more than five years.

Mr. Loeb served as Senior Vice President and General Counsel of Williams-Sonoma, Inc., a specialty retailer of home furnishings and cookware, from June 1999 to July 2003. He served as Acting Chief Executive Officer of Mattel from February 2000 until May 2000. Prior to joining Williams-Sonoma, Inc., he was a senior partner of the law firm of Irell & Manella LLP for more than five years, becoming of counsel to the firm upon his retirement in September 1997.

Dr. Rich has served as President, Chief Executive Officer and Director of the Los Angeles County Museum of Art (“LACMA”) since 1999, and as President and Chief Executive Officer of LACMA since November 1995. Prior to that, she served as Executive Vice-Chancellor and Chief Operating Officer of the University of California, Los Angeles, since 1991.

Mr. Sargent has served as President and Chief Executive Officer of Staples, Inc. since 2002. Prior to that, Mr. Sargent served in the following positions with Staples, Inc.: President and Chief Operating Officer (1998 to 2002); President, North American Operations (1997 and 1998); President, Contract & Commercial (including catalog division) (1994 to 1997); Vice President, Staples Direct (1991 to 1994); and Regional Vice President, Operations (1989 to 1991).

Mr. Sinclair has served as a Managing Director of Manticore Partners, LLC, a venture capital advisory firm, since February 2001. He is also Chairman of Scandent Group Holdings, a Mauritius-based information technology services company. Prior to that, he served as an Operating Partner of Pegasus Capital Advisors, LP, a private equity firm, from June 2000 to June 2002. Mr. Sinclair served as Chairman and Chief Executive Officer of Caribiner International, Inc. from January 1999 to May 2000. Prior to that, he served as President and Chief Executive Officer of Quality Food, Inc., Chairman and Chief Executive Officer of Pepsi-Cola Company and President and Chief Executive Officer of PepsiCo Foods & Beverages International and Pepsi-Cola International for more than five years.

Mr. Sullivan served as Chairman and Chief Executive Officer of Clorox from 1992 to 2003 and retired in 2003 after 32 years with Clorox.

Ms. White founded the Horizon Institute of Technology in 2002. She also serves as President and Chairman of the Board of Arkansas Rural Sourcing, Inc. (ARSI). ARSI is a non-profit organization serving the technology needs of the Arkansas Delta. Ms. White served as Executive Vice President, e-business and Chief Information Officer of Cardinal Health, Inc. from 1999 until February 2003. From 1996 to 1999, Ms. White was Senior Vice President and Chief Information Officer for Allegiance Corporation, which merged with Cardinal Health, Inc. in 1999.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTORS NAMED HEREIN.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Meetings and Remuneration

During 2003, the Board of Directors held six meetings, and no director attended less than 75% of the aggregate of all Board of Directors meetings and of all meetings held by any committee of the Board of Directors on which he or she served.

Non-employee members of the Board of Directors receive an annual retainer of $40,000 per year. Each non-employee committee chair receives an additional annual retainer, the amount of which differs depending upon the committee, as follows: Audit Committee, $20,000; Compensation Committee, $15,000; and all other committees, $10,000. Non-employee board members receive a fee of $2,000 per Board meeting attended, and non-employee committee members receive a fee per committee meeting attended, the amount of which differs depending upon the committee, as follows: Audit Committee, $3,000; Compensation Committee, $2,000; Nominations/Corporate Governance Committee, $2,000; and all other committees, $1,500. The full amounts of meeting fees stated in the preceding sentence are paid for attendance in person or by videoconference; attendance by telephone is compensated at a reduced rate of $1,000 per meeting; provided, however, that if the meeting was scheduled as a telephonic meeting, the full amount will be paid for attendance by telephone. Directors may elect to defer all or part of their directors’ fees under an arrangement that provides for the investment of such fees in Mattel common stock equivalents or in interest-bearing accounts. The distribution of such deferred amounts may be in a lump sum or installments over a period of years commencing on or after the date the individual ceases to be a director of Mattel. Directors may elect to receive either all or a portion of the annual retainer in Mattel common stock. Mattel reimburses directors for their expenses incurred while traveling on Board of Directors business. Pursuant to the terms of the Mattel 1996 Stock Option Plan, upon initial election to the Board of Directors, each new non-employee member of the Board of Directors receives options to purchase 15,000 shares of common stock with an exercise price equal to the fair market value of such stock on the date of grant. The options are immediately exercisable and expire ten years from the date of grant; provided, however, that the options terminate 90 days after the director ceases to be a member of the Board of Directors unless the director ceases to be a member of the Board of Directors as a result of death or disability, in which case the date is extended to one year from the date the director ceases to be a member of the Board of Directors. Upon each annual re-election, each non-employee member of the Board of Directors receives options to purchase an additional 12,000 shares of common stock with an exercise price equal to the fair market value of such stock on the date of grant. The options vest annually over four years at a rate of 25% for each year, and such options expire ten years from the date of grant; provided, however, that such options terminate 90 days after the director ceases to be a member of the Board of Directors, unless the director ceases to be a member of the Board of Directors as a result of death or disability, in which case the date is extended to one year from the date the director ceases to be a member of the Board of Directors.

The Board of Directors has adopted policies regarding non-employee director stock ownership and retention of shares purchased upon exercise of stock options. These policies state that, within five years after joining the Board, non-employee members of the Board should attain a target minimum level of stock ownership. For this purpose, stock holdings are valued at the greater of actual cost or market value, and the target minimum level equals three times the annual cash retainer. In addition, during their service on the Board, each non-employee member of the Board must either hold his or her options to purchase shares of stock, or, if exercised, must hold the underlying shares of stock, until ceasing to be a member of the Board; provided, however, that a member of the Board may sell shares obtained in connection with a stock option exercise if: (a) the shares are sold at the time of or otherwise in connection with the exercise; (b) the number of shares sold is limited to the amount necessary to generate sufficient funds to cover the exercise price of the option, the estimated amount of taxes that will be owed in connection with the exercise of the option and any associated transaction costs; and (c) the transaction otherwise complies with Mattel’s stock trading policies.

Mr. Eckert serves as Chairman of the Board and Chief Executive Officer of Mattel. For a description of Mr. Eckert’s compensation, see “Employment Agreements—Employment Agreement with Robert A. Eckert.”

Board Committees

Mattel’s Audit Committee is chaired by Mr. Beard and includes Mr. Loeb, Mr. Sinclair and Mr. Vogelstein as members. All of the members of the Committee are independent directors; for additional information regarding the independence of Mr. Loeb, see “Report of the Audit Committee” below. In May 2003, the membership of Mattel’s Board committees was rotated; at that time Dr. Rich and Ms. White left the Audit Committee and Mr. Sinclair joined the Audit Committee. During 2003, the Audit Committee held eleven meetings. In November 2003, the Board of Directors amended and restated the charter of the Audit Committee; a copy of the amended and restated charter is attached to this Proxy Statement as Appendix A and may be found in the “Corporate Governance” section of Mattel’s corporate Web site, http://www.mattel.com. A copy may also be obtained free of charge by mailing a request in writing to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Blvd., El Segundo, CA 90245-5012. Mattel’s former director William D. Rollnick left the Audit Committee when he retired from the Board of Directors in January 2004. Michael J. Dolan is anticipated to join the Audit Committee effective April 19, 2004.

The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling the Board’s oversight responsibilities regarding (a) the quality and integrity of Mattel’s financial reports, (b) the independence and qualifications of Mattel’s independent auditor, (c) the performance of Mattel’s internal audit function and (d) Mattel’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint or replace the independent auditor. The Committee is directly responsible for the compensation and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or related work. The independent auditor reports directly to the Committee.

The Audit Committee meets periodically with management, the internal auditor and the independent auditor in separate executive sessions. The Committee may request any officer or employee of Mattel or Mattel’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee has the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors.

Additional duties and responsibilities of the Audit Committee are outlined in the Committee’s charter, and include the following: to pre-approve audit services and permitted non-audit services to be performed for Mattel by its independent auditor; to meet with the independent auditor and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed; to review and discuss Mattel’s quarterly and annual financial statements with management, the independent auditor and the internal audit group; to discuss with management and the independent auditor Mattel’s practices with respect to risk assessment, risk management and critical accounting policies; and to discuss periodically with the independent auditor and the senior internal auditing officer the adequacy and effectiveness of Mattel’s accounting and financial controls, and consider any recommendations for improvement of such internal control procedures.

Mattel has a Nominations/Corporate Governance Committee chaired by Mr. Sullivan that includes Dr. Brown, Mr. Friedman, Dr. Rich and Ms. White as members. All of the members of the Committee are independent directors. In May 2003, in connection with the committee membership rotation, Mr. Loeb and Mr. Vogelstein left the Nominations/Corporate Governance Committee, and Dr. Brown and Ms. White joined the Committee. During 2003, the Nominations/Corporate Governance Committee held four meetings. In November 2003, the Board of Directors amended and restated the charter of the Nominations/Corporate Governance Committee; a copy of the amended and restated charter may be found in the “Corporate Governance” section of Mattel’s corporate Web site, http://www.mattel.com. A copy may also be obtained free of charge by mailing a request in writing to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Blvd., El Segundo, CA 90245-5012.

The primary purposes of the Nominations/Corporate Governance Committee are (a) to assist the Board of Directors by identifying individuals qualified to become Board members, consistent with the criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of stockholders; (b) to develop and recommend to the Board the Corporate Governance Guidelines applicable to Mattel; (c) to lead the evaluation of the Board’s performance; and (d) to recommend to the Board nominees for each committee. The Committee also works closely with the Chief Executive Officer and other members of Mattel’s management to assure that the company is governed effectively and smoothly, and has additional authority and responsibilities as specified in its charter.

Mattel has a Compensation Committee chaired by Mr. Vogelstein that includes Mr. Beard, Dr. Rich and Mr. Sullivan as members. All of the members of the Committee are independent directors and are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. In May 2003, in connection with the committee membership rotation, Mr. Sinclair left the Compensation Committee, and Dr. Rich and Mr. Sullivan joined the Committee. In August 2003, the Board of Directors changed the name of the Committee from the “Compensation/Options Committee” to the “Compensation Committee.” During 2003, the Compensation Committee held six meetings. In November 2003, the Board of Directors amended and restated the charter of the Compensation Committee. A copy of the amended and restated charter may be found in the “Corporate Governance” section of Mattel’s corporate Web site, http://www.mattel.com, and a copy may also be obtained free of charge by mailing a request in writing to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Blvd., El Segundo, CA 90245-5012. Mr. Rollnick left the Compensation Committee when he retired from the Board of Directors in January 2004.

The purpose of the Compensation Committee is to develop, evaluate, and in certain instances approve or determine the compensation plans, polices, and programs of Mattel. The Committee has the authority to undertake and may exercise all of the powers of the Board of Directors with respect to the specific responsibilities listed in the Committee’s charter, including approving all forms of compensation to be provided to executives in the “Executive Leadership Band” and above in Mattel’s compensation structure, reviewing and evaluating Chief Executive Officer performance, and administering Mattel’s short-term and long-term incentive plans and stock option or equity participation plans.

The Compensation Committee has access to, and in its discretion may meet with, any officer or other employee of Mattel or its subsidiaries. The Committee meets at least once each calendar year without the Chief Executive Officer present. The Committee may utilize the services of Mattel’s regular corporate legal counsel with respect to legal matters or, in its discretion, retain other legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

The Compensation Committee may, in its discretion, utilize the services of a compensation consultant or other professional or expert to provide data and advice to the Committee regarding the compensation of executives of Mattel and to assist the Committee in performing its other responsibilities. The retention and, where appropriate, the termination of such compensation consultant are at the sole discretion of the Committee without the participation of any officer or other member of management of Mattel. The Committee, in its sole discretion, approves the fees to be paid to the compensation consultant and any other terms of the engagement of the compensation consultant.

Mattel has an Executive/Finance Committee chaired by Mr. Vogelstein that includes Messrs. Friedman and Loeb as members. During 2003, the Executive/Finance Committee held no meetings. Mr. Rollnick left the Executive/Finance Committee when he retired from the Board of Directors in January 2004. The Executive/Finance Committee may exercise all the powers of the Board of Directors, subject to limitations of applicable law, between meetings of the Board of Directors.

Mattel has a Pension Committee chaired by Mr. Sinclair that includes Dr. Brown as a member. During 2003, the Pension Committee held three meetings. Its primary functions are to oversee the operation of Mattel’s pension and employee retirement and savings plans by reviewing investment and financial performance, the selection of investment managers, trustees and other fiduciaries, and monitoring the administration of the plans.

Mattel has a Capital Allocation Committee chaired by Mr. Vogelstein that includes Mr. Beard, Mr. Friedman and Mr. Sinclair as members. The Capital Allocation Committee was established by the Board of Directors in May 2003. During 2003, the Capital Allocation Committee held three meetings. Mr. Rollnick left the Capital Allocation Committee when he retired from the Board of Directors in January 2004. The Committee’s primary functions are to advise and make recommendations to the Board of Directors with regard to Mattel’s use of available capital, including but not limited to dividends to stockholders, mergers and acquisitions and stock repurchase programs.

In 2002, Mattel’s Board of Directors established a Special Litigation Committee that includes Mr. Beard and Mr. Sullivan as members. During 2003, the Special Litigation Committee held no meetings. Its primary function is to consider and act on specified issues relating to certain litigation matters.

The members of Mattel’s Board of Directors also serve as the members of the Mattel Children’s Foundation. The Mattel Children’s Foundation has a Board of Directors chaired by Ms. White that includes Mr. Friedman and Mr. Loeb as members. In May 2003, Mr. Beard, Dr. Brown and Dr. Rich left the Board of Directors of the Mattel Children’s Foundation and were replaced by Mr. Friedman, Mr. Loeb and Ms. White. During 2003, the Board of Directors of the Mattel Children’s Foundation held two meetings. The Board of Directors of the Mattel Children’s Foundation provides direction to and approves the budget and major expenditures of the Mattel Children’s Foundation. Funded annually from Mattel’s corporate profits, the Mattel Children’s Foundation supports a variety of programs and organizations that primarily benefit children in need. For example, in the years 2003, 2002 and 2001, the Mattel Children’s Foundation made cash donations of $5.0 million, $4.0 million and $4.0 million, respectively, to the Mattel Children’s Hospital at UCLA as part of a multi-year $25 million commitment to the hospital.

Director Independence

Mattel’s Board of Directors has adopted Amended and Restated Guidelines on Corporate Governance that include the categorical standards for independence set forth in Appendix B to this Proxy Statement. These categorical standards for independence conform to the standards required by the NYSE for listed companies such as Mattel. The Guidelines on Corporate Governance may be found in the “Corporate Governance” section of Mattel’s corporate Web site, http://www.mattel.com.

Mattel’s Board of Directors has also determined that each of the following directors has no material relationship with Mattel (either directly or as a partner, shareholder or officer of an organization that has a relationship with Mattel) and is independent within the meaning of both Mattel’s and the NYSE’s director independence standards, as currently in effect:

Eugene P. Beard

Dr. Harold Brown

Michael J. Dolan

Tully M. Friedman

Ronald M. Loeb

Dr. Andrea L. Rich

Ronald L. Sargent

Christopher A. Sinclair

G. Craig Sullivan

John L. Vogelstein

Kathy Brittain White

The directors listed above include (a) all of the current directors of Mattel, except the Chairman and Chief Executive Officer, and (b) all directors who are standing for election at the 2004 Annual Meeting of Stockholders, except the Chairman and Chief Executive Officer.

Furthermore, the Board of Directors has determined that each of the members of the Audit Committee, the Compensation Committee and the Nominations/Corporate Governance Committee has no material relationship with Mattel (either directly or as a partner, shareholder or officer of an organization that has a relationship with Mattel) and is independent within the meaning of the director independence standards in the Guidelines on Corporate Governance and the NYSE director independence standards applicable to members of such committees.

In making these determinations, the Board of Directors considered, among other things, the relationship of each member of the Board of Directors with the Mattel Children’s Foundation. The Mattel Children’s Foundation is a charitable organization incorporated as non-profit public benefit corporation to which Mattel contributed approximately $5.9 million, $4.9 million and $5.0 million in 2003, 2002 and 2001, respectively. Mattel provides all of the funding for the Mattel Children’s Foundation. Each member of Mattel’s Board of Directors is, in connection with his or her position as a director of Mattel, a member of the Mattel Children’s Foundation; Mr. Friedman, Mr. Loeb and Ms. White are members of the Board of Directors of the Mattel Children’s Foundation; and Ms. White is the Chair of the Foundation’s Board. The Board of Directors concluded that, since the Mattel Children’s Foundation is sponsored by Mattel and all members and directors of the Mattel Children’s Foundation are directors of Mattel, the relationships of these directors with the Mattel Children’s Foundation are not the type of relationships that would impair their independence as directors of Mattel or as members of the Board’s Audit Committee, Compensation Committee or Nominations/Corporate Governance Committee.

In making the independence determinations described above, the Board of Directors also considered that, in connection with the departure of Mattel’s former Chief Executive Officer on February 3, 2000, Mr. Loeb agreed to the request of the Board of Directors that he serve on an interim basis as the Acting Chief Executive Officer of Mattel, and that Mr. Loeb served as Acting Chief Executive Officer of Mattel from February 2000 to May 2000, when Mr. Eckert was appointed as Mattel’s new Chief Executive Officer. The Board of Directors determined that Mr. Loeb’s service in this capacity during this brief interim period does not impair his independence as a director of Mattel or as a member of the Audit Committee.

Presiding Independent Director at Executive Sessions of the Board

In March 2004, the independent directors of Mattel selected John L. Vogelstein as the independent director to preside at executive sessions of the independent members of the Board of Directors, during which no members of management are present. The independent directors meet in executive session at least once every quarter.

Communications with the Board of Directors

The independent directors of Mattel have unanimously approved a process by which stockholders of Mattel and other interested persons may send communications to any of the following: (a) the Board of Directors, (b) any committee of the Board, (c) the presiding independent director or (d) the independent directors. Such communications should be submitted in writing by mailing them to the relevant addressee at the following address:

[Addressee]

Mattel, Inc.—Secretary, Mail Stop M1-1516

333 Continental Blvd.

El Segundo, CA 90245-5012

Any such communications will be relayed to the Board members that appear as addressees, except that the following categories of communications will not be so relayed (but will be available to Board members upon request):

Communications concerning company products and services;

Solicitations;

Matters that are entirely personal grievances; and

Communications about litigation matters.

Policy Regarding Attendance of Directors at the Annual Meeting of Stockholders

Each member of Mattel’s Board of Directors is expected, but not required, to attend Mattel’s annual meeting of stockholders. There were 11 directors at the time of the 2003 Annual Meeting of Stockholders, and all 11 attended the meeting.

Director Nominations Process

Mattel’s Board of Directors Guidelines on Corporate Governance contain provisions concerning the process of selecting candidates for director positions and the role of the Nominations/Corporate Governance Committee in identifying director qualifications and potential candidates.

Pursuant to the Guidelines, the full Board of Directors is responsible for selecting candidates for Board membership, and Board members are encouraged to suggest candidates for consideration. The Board delegates the screening process involved to the Nominations/Corporate Governance Committee with input from the Board Chair. Prior to selection, candidates whom the Committee expresses interest in pursuing meet personally with at least two members of the Nominations/Corporate Governance Committee.

Pursuant to the Guidelines, the Nominations/Corporate Governance Committee is responsible for reviewing with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, and in accordance with the guidelines established by the Committee. This review includes an assessment of the talent base, skills, areas of expertise, experience, diversity and independence of the Board and its members, and consideration of any changes that may have occurred in any director’s responsibilities, as well as such other factors as may be determined by the Committee to be appropriate for review, all in the context of an assessment of the perceived needs of the Board at that point in time.

The Nominations/Corporate Governance Committee Charter also contains provisions concerning the process for identifying candidates. Pursuant to these provisions, the Committee actively seeks individuals qualified to become Board members for recommendation to the Board. The Committee, with input from the Board Chair, screens candidates to fill vacancies on the Board; solicits recommendations from Board members as to such candidates; and considers recommendations for Board membership submitted by stockholders as described further below. The Committee recommends to the Board director nominees for each annual meeting of stockholders.

To further implement the provisions described above, the Nominations/Corporate Governance Committee has adopted a Director Nominations Policy. A copy of the Director Nominations Policy is available in the “Corporate Governance” section of Mattel’s corporate Web site, http://www.mattel.com. The purpose of the Director Nominations Policy is to describe the methodology for selecting the candidates that are included in the Board’s recommended slate of director nominees. The Director Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of Mattel’s director nominations process. The Nominations/ Corporate Governance Committee intends to review the Director Nominations Policy at least annually and anticipates that modifications may be necessary from time to time as Mattel’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominations/Corporate Governance Committee may amend the Director Nominations Policy at any time, in which case the most current version will be available in the “Corporate Governance” section of Mattel’s corporate Web site.

Qualifications of Nominees

Pursuant to the Director Nominations Policy, the Nominations/Corporate Governance Committee evaluates potential nominees for election to the Board of Directors on the basis of the entirety of their credentials and in light of the criteria set forth below.

Each nominee should possess at least the following qualifications, as determined in the judgment of the Nominations/Corporate Governance Committee:

•	an outstanding record of professional accomplishment in his or her field of endeavor;

•	a high degree of professional integrity, consistent with Mattel’s values;

•	willingness and ability to represent the general best interests of all of Mattel’s stockholders and not just one particular stockholder or constituency, including a commitment to enhancing stockholder value; and

•	willingness and ability to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and no commitments that would, in the Nominations/Corporate Governance Committee’s judgment, interfere with or limit his or her ability to do so.

In addition, it is desirable that nominees possess the following skills, experiences or qualities, as determined in the judgment of the Nominations/Corporate Governance Committee:

•	skills and experiences relevant to Mattel’s business, operations or strategy. These skills and experiences might include, among other things, experience in senior management of a large consumer products or multinational company; and/or senior level expertise in one or more of the following areas: finance, accounting, law, strategy and business development, operations, sales, marketing, international business, information technology and/or public relations;

•	qualities that help the Board achieve a balance of a variety of knowledge, experience and capability on the Board and an ability to contribute positively to the collegial and collaborative culture among Board members; and

•	qualities that contribute to the Board’s overall diversity—diversity being broadly construed to mean a variety of opinions, perspectives, professional and personal experiences and backgrounds, as well as other differentiating characteristics.

The issue of whether the nominee would be an independent director of Mattel is also considered, in the context of the overall independence of Mattel’s Board and the independence of the committees of the Board.

Internal Process for Identifying Candidates

The Nominations/Corporate Governance Committee, on a periodic basis, solicits ideas for possible candidates from a number of sources, including members of the Board, individuals personally known to the members of the Board, research undertaken by or on behalf of the Committee and professional search firms. The Committee also considers recommendations and nominations made by stockholders, as described below. The Committee evaluates candidates using the same criteria regardless of the source of the candidacy.

Pursuant to its Charter, the Nominations/Corporate Governance Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and has the sole authority to approve such search firm’s fees and the other terms of such search firm’s engagement. If the Nominations/Corporate Governance Committee retains such a search firm, the firm may be asked to identify possible candidates who meet the minimum and desired qualifications expressed in the Director Nominations Policy, to preliminarily interview and screen such candidates (including conducting appropriate background and reference checks), and to act as a liaison among the Board, the Nominations/Corporate Governance Committee and each candidate during the screening and evaluation process. In addition to or in lieu of such a search firm, the Committee may determine that its own members, other directors, Mattel personnel or other third parties should perform some or all of the screening functions. The Committee may also determine to interview or have a subcommittee interview one or more potential candidates.

Nominations and Recommendations by Stockholders

Pursuant to the Director Nominations Policy, the Nominations/Corporate Governance Committee considers stockholder nominations of possible candidates for Board membership that are submitted properly pursuant to the advance notice provisions of Mattel’s Bylaws and applicable law, as well as recommendations made by stockholders as described below. In evaluating such nominations and recommendations, the Nominations/Corporate Governance Committee applies the same criteria as are used for evaluating candidates generally, as described above under the subheading “Qualifications of Nominees.”

Any stockholder of Mattel may nominate one or more persons for election as a director of Mattel at an annual meeting of stockholders if the stockholder complies with the advance notice provisions for such nomination contained in Mattel’s Bylaws and applicable law. These provisions are described below under the heading “Deadline for Future Proposals of Stockholders.” The required notice should be sent to: Secretary, Mail Stop M1-1516; Mattel, Inc.; 333 Continental Boulevard; El Segundo, CA 90245-5012.

Any stockholder of Mattel may also recommend one or more persons for nomination by the Board for election as a director by sending to the Nominations/Governance Committee the name of such recommended nominee, as well as a detailed statement explaining why such person is making such recommendation. Any such recommendation should be sent in compliance with the timing outlined in Mattel’s Bylaws for the making of nominations (described below under the heading “Deadline for Future Proposals of Stockholders”), and must include all information that would be required for such stockholder to nominate such person for election to Mattel’s Board in connection with Mattel’s Bylaws and applicable law. Such recommendation should be sent to: Nominations/Corporate Governance Committee, c/o Secretary, Mail Stop M1-1516; Mattel, Inc.; 333 Continental Boulevard; El Segundo, CA 90245-5012.

Any nomination made by a stockholder in accordance with Mattel’s Bylaws and applicable law and any recommendation made by a stockholder as set forth above is referred to the Nominations/ Corporate Governance Committee, and any materials provided by the stockholder in connection with such a nomination or recommendation are forwarded to the Nominations/Corporate Governance Committee.

Selection of nominees Mr. Dolan and Mr. Sargent

There are two nominees for election to Mattel’s Board this year who have not been previously elected by the stockholders to serve as directors. These nominees, Messrs. Dolan and Sargent, were elected by the Board effective February 2004 and March 2004, respectively. The Nominations/Corporate Governance Committee retained a leading professional search firm, Korn/Ferry International, to help identify, evaluate and review potential nominees, and such firm identified and recommended Mr. Dolan and Mr. Sargent.

Policy on Adoption of a Shareholder Rights Plan

In 2003, a stockholder submitted a proposal to Mattel regarding the approval process for adopting a shareholder rights plan (also known as a “poison pill”). Mattel previously had a shareholder rights plan in place until it expired without being renewed on February 17, 2002. Mattel has no present intention to adopt a new shareholder rights plan.

Following consideration of the vote received by the stockholder’s proposal, the Board adopted a statement of policy on this topic. After further consideration, the Board clarified and revised its statement of policy, so that it reads as follows:

The Company does not have a shareholder rights plan and is not currently considering adopting one.

The Board’s policy is that it will only adopt a shareholder rights plan if either (1) the stockholders have approved adoption of the shareholder rights plan or (2) the Board in its exercise of its fiduciary responsibilities, including a majority of the independent members of the Board, makes a determination that, under the circumstances existing at the time, it is in the best interests of the stockholders to adopt a shareholder rights plan without the delay in adoption that would come from the time reasonably anticipated to seek stockholder approval.

The terms of the policy shall be disclosed in the “Corporate Governance” section of the Company’s corporate Web site, http://www.mattel.com, and will be included in the Company’s proxy statement.

Corporate Governance Documentation

Mattel is committed to having solid standards of corporate governance. Current copies of the following materials related to Mattel’s corporate governance standards and practices are available publicly in the “Corporate Governance” section of Mattel’s corporate Web site at http://www.mattel.com:

•	Board of Directors Guidelines on Corporate Governance;

•	Information on Board and Committee membership and biographies of Board members;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominations/Corporate Governance Committee Charter;

•	Code of Conduct;

•	Director Nominations Policy;

•	Audit Committee Complaint Procedure; and

•	Policy on Adoption of a Shareholder Rights Plan.

A copy of any or all of these documents may also be obtained, free of charge, by mailing a request in writing to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012.

Compensation Committee Interlocks and Insider Participation

During 2003, Mr. Vogelstein, Mr. Beard, Dr. Rich, Mr. Rollnick, Mr. Sinclair and Mr. Sullivan served on the Mattel Compensation Committee. During 2003, there were no interlocks with other companies within the meaning of the Securities and Exchange Commission’s proxy rules. None of the members of the Compensation Committee is or has been an officer or employee of Mattel or any of its subsidiaries.

REPORT OF THE AUDIT COMMITTEE

To the fullest extent permitted under applicable laws and regulations, the following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”) or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or the liabilities of Section 18 of the Exchange Act. To the fullest extent permitted under applicable laws and regulations, the Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Mattel specifically incorporates it by reference.

The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. In November 2003, the Board of Directors amended and restated the charter of the Audit Committee, a copy of which is attached to this Proxy Statement as Exhibit A and may be found in the “Corporate Governance” section of Mattel’s corporate Web site, http://www.mattel.com. A copy may also be obtained free of charge by mailing a request in writing to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Blvd., El Segundo, CA 90245-5012.

The Board of Directors has determined that each of the members of the Audit Committee, including Michael J. Dolan (who is anticipated to join the Audit Committee effective April 19, 2004), meets the SEC and New York Stock Exchange (“NYSE”) independence requirements for members of audit committees. Mr. Loeb serves on the Audit Committee despite having served as Acting Chief Executive Officer of Mattel from February to May 2000. Mr. Loeb was not a member of the Audit Committee during the brief period during which he served as Acting Chief Executive Officer. In connection with the departure of Mattel’s former Chief Executive Officer on February 3, 2000, Mr. Loeb agreed to the request of the Board of Directors that he serve on an interim basis as the Acting Chief Executive Officer of Mattel. Mr. Loeb stepped down as Acting Chief Executive Officer on May 15, 2000, in connection with Mr. Eckert’s appointment as Mattel’s new Chief Executive Officer. Mr. Loeb had been a long-term, valued member of the Audit Committee prior to the time that Mattel’s Board of Directors asked him to serve as Acting Chief Executive Officer due to unusual and exigent circumstances. After his service as Acting Chief Executive Officer ended, Mattel’s Board of Directors determined, pursuant to the listing standards of the NYSE, that Mr. Loeb’s unique situation presented exceptional circumstances pursuant to which his continued service on the Audit Committee was required in the best interests of Mattel and its stockholders.

The Board of Directors has further determined in its business judgment that each member of the Audit Committee is “financially literate,” as such term is used in the listing standards of the NYSE; and the Board has determined that Eugene P. Beard, the Chair of the Audit Committee, is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Board has also determined that Mr. Beard has “accounting or related financial management expertise,” as such term is used in the listing standards of the NYSE.

The Committee’s responsibility is to assist the Board in its oversight of the (a) quality and integrity of Mattel’s financial reports, (b) the independence and qualifications of Mattel’s independent auditor, (c) the performance of Mattel’s internal audit function and (d) the compliance by Mattel with legal and regulatory requirements. Management of Mattel has the responsibility for Mattel’s financial statements as well as Mattel’s financial reporting process, principles and internal controls. Mattel’s independent auditors are responsible for performing an audit of Mattel’s annual financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of Mattel as of and for the year ended December 31, 2003 with management, the senior internal auditing officer of Mattel and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the independent auditors their independence from Mattel.

The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to Mattel is compatible with maintaining the auditors’ independence.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting including in respect of auditor independence. As such, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Mattel’s financial statements fairly present Mattel’s financial position and results of operation and are in accordance with generally accepted accounting principles and applicable laws and regulations. Each member of the Committee is entitled to rely on (i) the integrity of those persons within Mattel and of the professionals and experts (such as the independent auditor) from which the Committee receives information, (ii) the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts absent actual knowledge to the contrary and (iii) representations made by management or the independent auditor as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and other non-audit services provided by the independent auditor to Mattel.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Mattel’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

AUDIT COMMITTEE

Eugene P. Beard (Chair)

Ronald M. Loeb

Christopher A. Sinclair

John L. Vogelstein

March 12, 2004

REPORT OF THE COMPENSATION COMMITTEE

To the fullest extent permitted under applicable laws and regulations, the following Report of the Compensation Committee covering Mattel’s fiscal year ended December 31, 2003, and the performance graph that follows shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (the “SEC”) or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the liabilities of Section 18 of the Exchange Act. To the fullest extent permitted under applicable laws and regulations, the Report and the Performance Graph that follows shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

General

The Compensation Committee, a committee composed entirely of independent directors who have never served as officers of Mattel, reviews and approves compensation to be provided to executive officers of Mattel, and acts as an administrator of the stock option and incentive compensation plans for Mattel’s employees. In evaluating the performance of members of senior management, the Compensation Committee has access to, and in its discretion may meet with, any officer or other employee of Mattel or its subsidiaries. The Compensation Committee met six times during 2003.

Statement on Philosophy of Executive Compensation

In establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other senior executives of Mattel, the Compensation Committee is guided by three basic principles:

•	Mattel must offer competitive salaries and other benefits to be able to attract, retain and motivate highly-qualified and experienced executives;

•	Cash compensation for executives in excess of base salaries should be tied to Mattel’s performance, individual performance or both; and

•	The financial interests of Mattel’s executives should be aligned with the financial interests of the stockholders, primarily through equity programs and short- and long-term incentive plans.

Mattel benchmarks its total compensation levels by comparing itself to other large, global, consumer product companies, in order to make Mattel’s compensation opportunities competitive with what other leading companies are providing. Mattel compares its pay to leading companies because Mattel wants to attract and retain talented employees who will lead Mattel to greater business success. Mattel generally intends for its overall executive compensation packages to be at or above the average for global consumer product companies, but Mattel does not target a specific percentile for benchmarking purposes.

Compensation Consultants

The Board of Directors has adopted a charter for the Compensation Committee which provides, among other things, that the Compensation Committee may, at its discretion, utilize an independent compensation consultant or other professional or expert. The retention and, where appropriate, the termination of such compensation consultant are at the sole discretion of the Compensation Committee without the participation of any officer or other member of management of Mattel. The Compensation Committee has retained The Hay Group as its independent compensation consultant. In 2003, the independent compensation consultant assisted the Compensation Committee with regard to comparative market data regarding compensation, aspects of compensation paid to senior executives of Mattel, incentive concepts, financial and other performance measures and equity incentive plans.

Base Salaries

The Compensation Committee establishes the base salaries of executive officers at levels it determines are appropriate in light of the duties and scope of responsibilities of each officer’s position. The Compensation Committee reviews executive officer salaries regularly, usually at least once every 12 months, and makes adjustments as warranted to reflect continued individual contributions, sustained performance and competitive market factors. The Compensation Committee measures individual contributions and performance against total annual compensation, including incentive awards, rather than against base salary alone. During the year 2003, the Compensation Committee did not increase the base salary of Mr. Eckert. Based upon a review of the competitiveness of their respective overall compensation packages, the Compensation Committee increased the annual base salaries of Mr. Bousquette, Mr. Farr, Mr. Neil Friedman and Mr. Stockton in March 2003. In doing so, the Compensation Committee reviewed competitive data regarding base salary levels in comparative companies, relied upon the advice of the Compensation Committee’s independent compensation consultant and exercised its business judgment, taking into consideration, among other things, increased employment responsibilities as a result of organizational changes announced in February 2003. These changes included the consolidation of the Girls and Boys/Entertainment business units into the new Mattel Brands business unit; the promotion of Mr. Bousquette into the position of President, Mattel Brands; the creation of the new position of Executive Vice President, International and the promotion of Mr. Stockton into that position; and the elimination of the position of Executive Vice President, Business Planning and Development and the redistribution of the responsibilities of that former position among other executive officers.

Annual Incentives

At the 2002 Annual Meeting of Stockholders, Mattel’s stockholders approved the 2002 Mattel Incentive Plan (the “MIP”) and the material terms of its performance goals. The MIP replaced the Management Incentive Plan (the “Prior MIP”), which was an earlier annual incentive program. Employees of Mattel and its subsidiaries are eligible to participate in the MIP. The performance objectives used to determine payments under the MIP may be based on one or more of a variety of different financial business criteria with respect to (1) Mattel, (2) Mattel’s worldwide operations, regional operations, country specific operations and/or subsidiaries, business units, affiliates, corporations, divisions, groups, functions or employees and/or (3) Mattel’s brands, groups of brands or specific brands. Each year, the Compensation Committee establishes specific targets that must be achieved before incentive payments are paid, as well as maximum levels for participants, which provide a ceiling on the total amount payable. The performance objectives for named executive officers are based on objective formulae or standards, as required to qualify for the exception from Internal Revenue Code Section 162(m) for performance-based compensation. For other employees, the Compensation Committee has the discretion to establish performance objectives based on other standards, including individual performance objectives, business and personal contributions and management discretion.

In March 2003, the Compensation Committee established performance goals and formulae for the year 2003 under the MIP based on (a) for Mr. Eckert, the overall corporate financial performance of Mattel, (b) for Mr. Bousquette and Mr. Neil Friedman, the overall corporate financial performance of Mattel and the financial performance of the executive’s respective business unit, (c) for Mr. Farr, the overall corporate financial performance of Mattel and the financial performance of the business units and (d) for Mr. Stockton, the overall corporate financial performance of Mattel, the financial performance of the International division and the financial performance of the business units. The performance goals with respect to the overall corporate financial performance of Mattel were based upon net operating profit after taxes less a capital charge. The performance goals with regard to the financial performance of each business unit were based on the business unit’s U.S. operating profit less an inventory charge and the business unit’s international operating profit at planned overhead less an inventory charge. The performance goals with respect to the International division were based upon international operating profit less a working capital charge. At the time they were set, the 2003 performance goals were substantially uncertain to be achieved. The goals were set at threshold, target and maximum levels. For 2003, the maximum amounts that named executive officers were eligible to receive under the MIP ranged from 90% to 200% of base salary; in determining these amounts, the Compensation Committee reviewed competitive data regarding annual incentive levels in comparative companies, relied upon the advice of the Compensation Committee’s independent compensation consultant and exercised its business judgment. With regard to the year 2003, the Mattel Brands business unit did not achieve the financial performance goals at the threshold level; however, Mattel, the Fisher-Price Brands business unit and the International division achieved the financial performance goals at levels between threshold and target. Annual incentive payments under the MIP to Mr. Eckert, Mr. Bousquette, Mr. Farr, Mr. Neil Friedman and Mr. Stockton were calculated and paid accordingly.

In addition, in recognition of Mr. Bousquette’s achievement in regard to the consolidation and integration of the former Girls and Boys/Entertainment business units into the new Mattel Brands business unit, Mr. Bousquette was awarded a Special Achievement Award with regard to the year 2003 in the amount of $200,000. In determining this award, the Compensation Committee relied upon the advice of the Compensation Committee’s independent compensation consultant and exercised its business judgment.

Long-Term Incentive Plan

At the 2003 Annual Meeting of Stockholders, Mattel’s stockholders approved the Mattel, Inc. 2003 Long-Term Incentive Plan (the “LTIP”), which replaced an existing long-term incentive plan. Awards under the LTIP are based on Mattel’s financial performance over the cycle relative to performance targets relating to its long-range financial goals and are paid in the quarter following the end of the performance cycle. In March 2003, the Compensation Committee established the performance targets for the January 1, 2003-December 31, 2006 performance cycle. For the 2003-2006 performance cycle, the Compensation Committee based the performance targets on net operating profit after taxes less a capital charge. In March 2003, the Compensation Committee established the level of each executive’s participation and threshold, target and maximum levels for the performance criteria that had to be achieved before incentive payments would be awarded under the LTIP at the threshold, target and maximum payout levels. These performance criteria included criteria for an interim payment based upon financial performance during the January 1, 2003-December 31, 2004 portion of the 2003-2006 performance cycle. At the time that they were set, the goals that the Compensation Committee established were substantially uncertain to be achieved. It is unknown at this time whether any payments will be made with regard to the 2003-2006 cycle.

Equity-Based Incentive Compensation

The Amended and Restated Mattel 1996 Stock Option Plan (the “1996 Plan”) authorizes the Compensation Committee to make grants and awards of stock options, stock appreciation rights, restricted stock and other stock-based awards. Stock options are granted under the 1996 Plan with an exercise price equal to the market price of Mattel’s common stock on the date of grant and generally vest semi-annually over three years. This approach is designed to motivate management to increase stockholder value over the long-term because the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. In determining the number of options awarded, the Compensation Committee considers competitive practices, the duties and scope of responsibilities of each executive’s position and the amount and terms of options already held by management.

By its terms, the 1997 Premium Price Stock Option Plan (the “PPO Plan”) terminated on December 31, 2002, except with respect to stock options then outstanding.

In 2003, Mr. Eckert, Mr. Bousquette, Mr. Farr, Mr. Neil Friedman and Mr. Stockton were granted options to purchase 375,000, 250,000, 125,000, 250,000 and 125,000 shares of Mattel common stock, respectively, pursuant to the 1996 Plan. The exercise price per share of the options is equal to the closing price per share of Mattel common stock on the date of grant. The options vest and become exercisable as follows: as to 10% of the shares six months after the grant date, as to an additional 10% of the shares one year after the grant date, and as to an additional 20% of the shares every six months thereafter, with the options becoming fully exercisable on the third anniversary of the grant date. The options expire ten years from the date of grant. The primary basis for the Compensation Committee’s granting of such options was to recognize the executives as key leaders of the company and to provide them with strong incentives to increase Mattel’s stockholder value during the term of the options. The Compensation Committee reviewed competitive data regarding equity incentive levels in comparative companies, relied upon the advice of the Compensation Committee’s independent compensation consultant and exercised its business judgment in determining the number of options to grant, taking into account, among other things, increased employment responsibilities as a result of organizational changes announced in February 2003 and more fully described above under “Base Salaries.”

The Compensation Committee believes that significant equity interests in Mattel held by its executives more closely align the interests of stockholders and management. In light of this belief, Mattel has established stock ownership guidelines that apply to the named executive officers and certain other executive officers. Those executive officers to whom the guidelines apply have up to five years to attain target minimum levels of stock ownership, based on an ascending scale commensurate with their level in Mattel. Compliance with these guidelines, while not mandatory, is taken into consideration when the Compensation Committee grants stock options.

Compensation of the Chief Executive Officer

Mr. Eckert’s Employment Agreement dated as of October 18, 2000, effective as of May 16, 2000, established the terms and conditions of his employment with Mattel, including a minimum base salary, minimum levels of participation in incentive plans, the minimum benefits to which he was entitled under the compensation plans available to Mattel’s executive officers and payments or benefits to which he would be entitled upon termination of his employment. See “Employment Agreements” below. The Compensation Committee typically reviews the base salary of the Chief Executive Officer at least every 12 months pursuant to the same policies the Compensation Committee uses to evaluate the base salaries of the other executive officers. Mr. Eckert’s compensation was reviewed by the Compensation Committee during the year 2003 and was not increased, based upon an assessment of the competitiveness of his total compensation package and the existing economic environment.

Multiple components of Mr. Eckert’s compensation are tied directly to Mattel’s financial performance. Mr. Eckert’s stock options and deferrable restricted stock units are tied to Mattel’s financial performance in that the value of these equity securities is directly determined by the market value of Mattel’s stock. In 2003, the Compensation Committee awarded to Mr. Eckert an option under the 1996 Plan to purchase 375,000 shares of Mattel common stock. The purpose of this award was to provide Mr. Eckert with a continuing incentive to increase Mattel’s stock value during the term of the option. The Compensation Committee reviewed competitive data regarding equity incentive levels for board chairs and chief executive officers of comparative companies, relied upon the advice of its independent compensation consultant and exercised its business judgment in making this grant to Mr. Eckert.

Mr. Eckert also participates in Mattel’s annual incentive plan, the MIP. As explained above, the Compensation Committee met in March 2003 to establish performance goals under the MIP for the year 2003. Mr. Eckert’s performance goals were based exclusively upon Mattel’s corporate financial performance, specifically Mattel’s net operating profit after taxes less a capital charge. The goals were set at threshold, target and maximum levels; consistent with the terms of Mr. Eckert’s employment agreement, if the goals were achieved at the target level, his annual bonus opportunity was 100% of his base salary, and if the goals were achieved at the maximum level, his bonus opportunity was 200% of his base salary. Achievement below the threshold level would have resulted in no annual bonus payment to Mr. Eckert, and achievement at the threshold, target or maximum levels would have resulted in annual bonus payments of $625,000, $1,250,000 or $2,500,000, respectively. With regard to the year 2003, Mattel achieved corporate financial performance between the threshold and target levels, and as a result Mr. Eckert received an annual bonus of $663,998.

Mr. Eckert also participates in the LTIP. In March 2003, the Compensation Committee established goals under the LTIP for a plan cycle that began January 1, 2003 and ends on December 31, 2006. As explained above, Mr. Eckert’s performance goals under the LTIP are based exclusively upon Mattel’s corporate financial performance, specifically Mattel’s net operating profit after taxes less a capital charge. The goals were set at threshold, target and maximum levels; under the criteria established by the Compensation Committee, achievement of financial performance below the threshold level would result in no LTIP payment to Mr. Eckert, and achievement at the threshold, target or maximum levels would result in payments of $3,000,000, $6,000,000 or $12,000,000, respectively. The criteria established by the Compensation Committee included criteria for an interim payment based upon Mattel’s corporate financial performance during the January 1, 2003-December 31, 2004 portion of the 2003-2006 performance cycle. It is unknown at this time whether any payment will be made with regard to the 2003-2006 cycle.

Internal Revenue Code Section 162(m)

As one of the factors in its review of compensation matters, the Compensation Committee considers the anticipated tax treatment to Mattel and to its executives of various payments and benefits. The deductibility of some types of compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted rights or on whether such compensation qualifies for the exemption for “performance-based” compensation under the provisions of Internal Revenue Code Section 162(m). Furthermore, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee will not necessarily limit executive compensation to the amount deductible under Internal Revenue Code Section 162(m). The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

COMPENSATION COMMITTEE

John L. Vogelstein (Chair)

Eugene P. Beard

Dr. Andrea L. Rich

G. Craig Sullivan

March 12, 2004

PERFORMANCE GRAPH

The following graph compares the performance of Mattel common stock with that of the S&P 500 Index and the S&P 500 Consumer Staples Index. The Cumulative Total Return listed below assumes an initial investment of $100 on December 31, 1998 and reinvestment of dividends.

Comparison of Five Year Cumulative Total Return

Mattel, Inc., S&P 500 and S&P 500 Consumer Staples Index

1998 to 2003

CUMULATIVE TOTAL RETURN	1998	1999	2000	2001	2002	2003
Mattel, Inc.	$100.00	$57.34	$64.26	$76.77	$85.70	$88.02
S&P 500	$100.00	$120.89	$109.97	$96.94	$75.64	$97.09
S&P 500 Consumer Staples Index	$100.00	$85.01	$98.89	$92.52	$88.71	$98.78

Mattel’s senior management team has changed significantly since 1999. All of Mattel’s named executive officers for the year 1998 left their positions with Mattel by the end of the first quarter of 2000. The following executive officers joined Mattel after the first quarter of 2000: the Chairman and Chief Executive Officer; the Executive Vice President, Worldwide Operations; the Executive Vice President, International; the Chief Information Officer; and the Senior Vice President and Corporate Controller.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four other most highly compensated executive officers of Mattel who served in such capacities on December 31, 2003 (the “Named Executive Officers”), for service during each of the last three fiscal years.

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payout ($)	All Other Compensation ($)(3)
Robert A. Eckert Chairman of the Board and Chief Executive Officer	2003 2002 2001	1,250,000 1,250,000 1,250,000	633,998 2,500,000 802,500	— — —	— — —	375,000 375,000 —	— 8,000,000 —	10,961,642 127,494 130,302

Matthew C. Bousquette President, Mattel Brands	2003 2002 2001	891,667 850,000 850,000	307,895 892,500 665,605	— — —	— — —	250,000 150,000 —	— 3,000,000 —	81,673 5,870,594 78,888

Kevin M. Farr Chief Financial Officer	2003 2002 2001	670,833 637,500 625,000	205,415 585,000 208,650	— — —	— — —	125,000 85,000 —	— 2,000,000 —	2,026,540 62,160 56,182

Neil B. Friedman President, Fisher-Price Brands	2003 2002 2001	891,667 850,000 850,000	580,975 892,500 281,903	— — —	— — —	250,000 150,000 —	— 3,000,000 —	66,894 5,662,565 41,313

Bryan G. Stockton Executive Vice President, International	2003 2002 2001	587,500 520,883 500,000	296,065 472,500 160,500	— — —	— — —	125,000 75,000 —	— 1,500,000 —	63,191 90,526 59,351

(1)	The annual base salaries of the following executives were increased as follows in March 2003: Mr. Bousquette, from $850,000 to $900,000; Mr. Farr, from $650,000 to $675,000; Mr. Friedman, from $850,000 to $900,000; and Mr. Stockton, from $525,000 to $600,000.

(2)	Bonus amounts for Mr. Eckert, Mr. Farr, Mr. Friedman and Mr. Stockton for 2003 represent awards payable under the Mattel Incentive Plan based on (a) for Mr. Eckert, financial performance of Mattel, (b) for Mr. Friedman, financial performance of Mattel and the Fisher-Price Brands business unit; (c) for Mr. Farr, financial performance of Mattel and the business units; and (d) for Mr. Stockton, financial performance of Mattel, the International division and the business units. The bonus amount for Mr. Bousquette for 2003 includes (x) an award payable under the MIP based on the financial performance of Mattel and the Mattel Brands business unit and (y) a Special Achievement Award in the amount of $200,000. See “Report of the Compensation Committee—Annual Incentives.”

(3)

2003 amounts include $6,744,992 of principal and interest that was forgiven on May 18, 2003, with respect to a loan from Mattel to Mr. Eckert and $1,218,323 of principal and interest that was forgiven on February 3, 2003 with respect to a loan from Mattel to Mr. Farr. The loans were made in 2000, and the loan forgiveness occurred pursuant to the original terms of the loans. The purpose of the loans was to help ensure that Mattel would retain the services of these key executives during a time of management transition and business challenges. Each loan was designed to provide incentives for the executive to remain employed by Mattel for the full term of the loan. For more information concerning the loans, see “Employment Agreements—Employment Agreement with Robert A. Eckert” and “Employment Agreements—Employment Agreements with Matthew C. Bousquette, Kevin M. Farr and Neil B. Friedman.” 2003 amounts also include gross-ups of $4,090,337 and $738,822 for Mr. Eckert and Mr. Farr, respectively, with regard to taxes on loan forgiveness, pursuant to the terms of the loans. 2003 amounts additionally include premiums on life insurance provided by Mattel for Mr. Eckert, Mr. Bousquette, Mr. Farr, Mr. Friedman and Mr. Stockton of $1,710, $3,113, $1,710, $8,923 and $2,622, respectively; contributions by Mattel on the executives’ behalf to Mattel’s Personal Investment Plan and Mattel’s Deferred Compensation and PIP Excess Plan of $120,962, $77,885, $67,010, $34,308 and $59,894, respectively; and premiums on personal liability insurance provided by Mattel in the amount of $675 for each of Mr. Eckert, Mr. Bousquette, Mr. Farr, Mr. Friedman and Mr. Stockton. The 2003 amount for Mr. Eckert also includes $2,966 in respect of premiums on additional life insurance provided by Mattel pursuant to Mr. Eckert’s employment agreement. The 2003 amount for Mr. Friedman also includes the following gross-up amounts with respect to Medicare taxes: $21,303 on the value of vested SERP benefits and $1,685 on the value of vested benefits under the Fisher-Price Section 415 Excess Benefit Plan.

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

	Individual Grants(1)
Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value($)(2)
Robert A. Eckert	375,000	5.1%	19.43	7/31/2013	3,327,600
Matthew C. Bousquette	250,000	3.4%	19.43	7/31/2013	2,218,400
Kevin M. Farr	125,000	1.7%	19.43	7/31/2013	1,109,200
Neil B. Friedman	250,000	3.4%	19.43	7/31/2013	2,218,400
Bryan G. Stockton	125,000	1.7%	19.43	7/31/2013	1,109,200

(1)	These awards of nonqualified stock options were made pursuant to the 1996 Plan on July 31, 2003, with an exercise price of $19.43 per share, which was the closing price per share of Mattel common stock on the date of grant. The options vest and become exercisable as follows: with respect to 10% of the shares, on January 31, 2004, with respect to an additional 10% of the shares, on July 31, 2004, and with respect to an additional 20% of the shares, on each of January 31, 2005, July 31, 2005, January 31, 2006 and July 31, 2006. The options will expire on July 31, 2013. The 1996 Plan and the executives’ respective employment agreements have provisions about the impact of a change of control, death, disability, retirement and termination of employment on the exercisability of options.

(2)	Amounts shown are estimates of the grant date present value of the options calculated using a variation of the Black-Scholes pricing model based on the following weighted-average assumptions: 4.39% risk-free rate; 8.95-year expected life; 0.76% dividend yield; 34.38% volatility factor; and the exercise price as set forth in the table above. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value realized by the executive will be at or near the amount shown.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#)		Value of Unexercised In-the-Money Options/SARs at FY-End($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert A. Eckert	—	—	3,150,000	600,000	24,060,000	—
Matthew C. Bousquette	—	—	1,137,656	340,000	8,157,148	—
Kevin M. Farr	406	2,937.00	695,875	176,000	5,056,438	—
Neil B. Friedman	—	—	1,060,000	340,000	8,145,000	—
Bryan G. Stockton	—	—	230,000	170,000	918,063	—

(1)	This table gives information for options exercised by each of the Named Executive Officers in 2003 and the value of unexercised in-the-money options at the fiscal year-end. The value of unexercised in-the-money options/SARs at fiscal year-end is calculated as the excess of the market value of the underlying shares, based on the $19.27 closing price per share of Mattel’s common stock on December 31, 2003, over the exercise price for those shares.

LONG-TERM INCENTIVE PLANS (1)

	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
Name			Threshold ($)	Target ($)	Maximum ($)
Robert A. Eckert	—	12/31/06	3,000,000	6,000,000	12,000,000
Matthew C. Bousquette	—	12/31/06	1,250,000	2,500,000	5,000,000
Kevin M. Farr	—	12/31/06	750,000	1,500,000	3,000,000
Neil B. Friedman	—	12/31/06	1,250,000	2,500,000	5,000,000
Bryan G. Stockton	—	12/31/06	750,000	1,500,000	3,000,000

(1)	The table provides information regarding a performance cycle under Mattel’s LTIP that began in 2003. In March 2003, the Compensation Committee established the performance targets for the January 1, 2003-December 31, 2006 performance cycle. For the 2003-2006 cycle, the Compensation Committee based the performance targets on net operating profit after taxes less a capital charge. In March 2003, the Compensation Committee established the level of each executive’s participation and threshold, target and maximum levels for the performance criteria that had to be achieved before incentive payments would be awarded under the LTIP at the threshold, target and maximum payout levels. These performance criteria included criteria for an interim payment based upon financial performance during the January 1, 2003-December 31, 2004 portion of the 2003-2006 performance cycle. It is unknown at this time whether any payments will be made with regard to the 2003-2006 cycle.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2003 regarding existing compensation plans (including individual compensation arrangements) under which equity securities of Mattel are authorized for issuance:

Plan Category	(a) Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	38,037,851	19.72	12,928,900	(2)
Equity compensation plans not approved by security holders(3)	4,777,291	13.64	3,473,352	(4)
Total	42,815,142	19.07	16,402,252	(4)

(1)	Consists of the LTIP, the 1990 Stock Option Plan, the 1996 Stock Option Plan (the “1996 Plan”), the 1997 Premium Price Stock Option Plan and equity compensation plans assumed by Mattel in connection with mergers and acquisitions of the companies that originally established those plans. No additional options may be granted under the assumed plans.

(2)	The 1996 Plan has the following provisions with regard to the number of shares of common stock for which grants may be awarded, which include an “evergreen” feature: The maximum number of shares for which grants may be awarded in a calendar year is 1.5% of the total outstanding shares of the common stock of Mattel as of the first day of that calendar year. Any unused portion of the percentage limit for any calendar year is carried forward and made available for grants in succeeding calendar years. In addition, the number of shares available for grant under the 1996 Plan was increased, effective as of February 4, 1999, by 6,000,000 shares, which may be granted only to new employees who become employees in connection with Mattel’s acquisition of another company, trade or business. However, not more than 50,000,000 shares of common stock are cumulatively available for grants under the 1996 Plan.

(3)	Consists of the 1999 Stock Option Plan (the “1999 Plan”), the Deferred Compensation and PIP Excess Plan (the “Employee Deferred Compensation Plan”) and the Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Compensation Plan” and, together with the Employee Deferred Compensation Plan, the “Deferred Compensation Plans”).

(4)	Includes shares issuable pursuant to 685,468 deferrable restricted stock units granted to Mr. Eckert under the terms of his employment agreement. Excludes shares issuable to Mattel executive officers and directors under the Deferred Compensation Plans, which are described in more detail below. As of December 31, 2003, there were 134,499 shares credited to the accounts of participants in the Deferred Compensation Plans.

1999 Stock Option Plan

The 1999 Plan was adopted by Mattel’s Board of Directors on November 4, 1999. The 1999 Plan is a non-stockholder approved plan. Stock options may be granted under the 1999 Plan to employees of Mattel (or any parent or subsidiary corporation) who are neither executive officers of Mattel nor members of the Board of Directors of Mattel at the time of the grant. Options may also be granted to certain consultants and advisers of Mattel. The 1999 Plan authorizes the Compensation Committee to make grants and awards of stock options, stock appreciation rights, restricted stock and other stock- based awards. Options under the 1999 Plan are non-qualified options under federal tax law. Options are granted with an exercise price equal to the market price of Mattel’s common stock on the date of grant and generally vest semi-annually over three years. In the event of a change in control (as defined in the 1999 Plan) of Mattel, all options and stock appreciation rights then outstanding would become fully exercisable as of the date of the change in control, and all restrictions and conditions of all grants of restricted stock then outstanding would be deemed satisfied as of the date of the change in control. The 1999 Plan authorizes 12,800,000 shares of common stock for issuance. As of December 31, 2003, options covering 4,777,291 shares of common stock were outstanding under the 1999 Plan, 2,787,884 shares remained available for future grants, and options covering 5,234,825 shares had been exercised.

Deferred Compensation Plans

Under the Deferred Compensation Plans, participating employees and directors have the opportunity to elect to defer compensation and, under the Employee Deferred Compensation Plan, participating employees are credited with contributions from Mattel. Participants in the Deferred Compensation Plans may direct the manner in which the deferred amounts will be deemed invested, including in a stock equivalent account representing hypothetical shares of common stock of Mattel, which are “purchased” based on the market price prevailing at the time of the deemed purchase. When distributions are made in accordance with the Deferred Compensation Plans, the portion attributable to a participant’s stock equivalent account is distributed in the form of shares of Mattel common stock.

RETIREMENT PLANS

The Mattel, Inc. Amended and Restated Supplemental Executive Retirement Plan, as amended (the “SERP”) was originally adopted by Mattel effective May 1, 1996, and amended effective November 4, 1999. An employee must be selected by the Chief Executive Officer in order to participate in the SERP. Mr. Eckert, Mr. Bousquette, Mr. Farr, Mr. Neil Friedman and Mr. Stockton participate in the SERP. Under the SERP, in most cases a vested participant with five to 15 years of service will be entitled to a yearly benefit for his or her lifetime beginning at age 60 equal to (1) 25% of the participant’s average annual compensation during the final three years of employment (final average compensation), multiplied by (2) a fraction, not in excess of one, equal to the number of months of service credited to the participant divided by 180. In most cases, a vested participant with more than 15 years of service will be entitled to a yearly benefit for his or her lifetime beginning at age 60 equal to (1) 25% of the participant’s final average compensation, plus (2) an additional 0.1666% for each month of credited service after 15 years, up to a maximum total percentage of 35%. A participant vests upon completing five years of service and attaining age 55. The compensation used in determining final average compensation under the SERP is the participant’s base salary plus bonuses paid under the MIP and the Prior MIP. The SERP benefit is computed as a lifetime payment and is not reduced for Social Security. The SERP is currently unfunded.

The following table shows the estimated annual benefit that would be payable to participants in the SERP at age 60.

	Approximate Annual Retirement Benefits Retiring at Age 60
Final Average Compensation	5 Years of Service	10 Years of Service	15 Years of Service	20 Years of Service
$ 300,000	$25,000	$50,000	$75,000	$105,000
400,000	33,333	66,667	100,000	140,000
500,000	41,667	83,333	125,000	175,000
750,000	62,500	125,000	187,500	262,500
1,000,000	83,333	166,667	250,000	350,000
2,000,000	166,667	333,333	500,000	700,000
3,000,000	250,000	500,000	750,000	1,050,000

Final average compensation under the SERP for Mr. Eckert, Mr. Bousquette, Mr. Farr, Mr. Neil Friedman and Mr. Stockton would have been $2,759,487, $1,483,214, $967,781, $1,377,645 and $752,412, respectively, had their employment terminated on December 31, 2003, and the years of service with Mattel would have been 3.6, 14.0, 12.2, 6.6 and 3.2, respectively.

Mr. Neil Friedman also participates in the Fisher-Price Pension Plan and Fisher-Price Deferral and Compensation Adjustment Benefit Plan. Under the Fisher-Price Pension Plan, a participant accrues a benefit each year equal to 1.4% of compensation plus 0.4% of compensation in excess of 150.1% of Social Security covered compensation. Compensation includes base salary and bonus paid under the MIP and the Prior MIP. The benefit is payable at age 65 as an unreduced lifetime payment and is not reduced for Social Security. The Fisher-Price Deferral and Compensation Adjustment Benefit Plan makes up for benefits that cannot be provided under the Fisher-Price Pension Plan due to the limitation on pensionable pay under section 401(a)(17) of the IRS Code. Mr. Neil Friedman’s projected annual benefit, at age 65, assuming level continuation of his current compensation, is $384,670.

For a discussion of provisions of Mr. Eckert’s employment agreement relating to the SERP, see “Employment Agreements—Employment Agreement with Robert A. Eckert.” For a discussion of provisions of amendments to the employment agreements of Mr. Bousquette, Mr. Farr and Mr. Neil Friedman relating to the SERP, see “Employment Agreements—Employment Agreements with Matthew C. Bousquette, Kevin M. Farr and Neil B. Friedman.” For a discussion of provisions of Mr. Stockton’s employment letter relating to SERP, see “Employment Agreements—Employment Letter with Bryan G. Stockton.”

EMPLOYMENT AGREEMENTS

Mattel has entered into employment agreements with each of Mr. Eckert, Mr. Bousquette, Mr. Farr and Mr. Neil Friedman. Mr. Eckert entered into an employment agreement dated October 18, 2000 and effective as of May 16, 2000, as described below. Mr. Farr entered into an amended and restated employment agreement dated March 28, 2000, as described below. Each of Mr. Bousquette and Mr. Neil Friedman entered into employment agreements dated as of January 31, 2000, and effective as of April 1, 1999, as described below. Mattel entered into an employment letter with Mr. Stockton dated August 22, 2000, as described below.

Employment Agreement with Robert A. Eckert. Mattel entered into an employment agreement with Mr. Eckert on October 18, 2000, effective as of May 16, 2000, which contains the terms of Mr. Eckert’s employment with Mattel and which replaces the letter of intent entered into between Mattel and Mr. Eckert on May 16, 2000.

The employment agreement provides that Mr. Eckert will serve as Chairman of the Board of Directors and Chief Executive Officer of Mattel and that he will be nominated for election as a director of Mattel. The initial term of Mr. Eckert’s employment ran until June 30, 2003. However, each day after June 30, 2000, the term of Mr. Eckert’s employment is automatically extended by one day, so that the remaining term will always be three years, unless Mr. Eckert or Mattel gives notice to the other that the agreement will not be extended. The employment agreement provides for an initial base salary of $1.25 million per year, which will be reviewed no less than once every 18 months and may be increased at any time but may never be reduced. Mr. Eckert’s base salary was not increased in 2001, 2002 or 2003. Mr. Eckert also received a signing bonus of approximately $2.8 million to compensate him for a management bonus he forfeited by leaving Kraft Foods, Inc. to join Mattel.

The employment agreement provides that Mr. Eckert will participate in and be eligible for bonuses in such annual bonus plans and programs, such as the MIP and the Prior MIP, as may be in effect from time to time (collectively, the annual incentive plans). Mr. Eckert’s annual target bonus under the annual incentive plans will equal at least 100% of his base salary and his maximum bonus will equal at least 200% of his base salary. Pursuant to the employment agreement, Mr. Eckert was paid a guaranteed minimum 2000 annual incentive plan bonus equal to 100% of his annual base salary, without pro-ration. The employment agreement provides that Mr. Eckert will also participate and be eligible for bonuses under such long term bonus plans and programs, such as the Mattel Long-Term Incentive Plan (the “LTIP”), as may be in effect from time to time. Pursuant to the terms of the employment agreement, for the 2000-2002 LTIP cycle, Mr. Eckert’s bonus opportunity was required to be least $2,000,000 for performance at the threshold level, $4,000,000 at the target level and $8,000,000 at the maximum level. Mr. Eckert’s participation in any subsequent LTIP performance cycles is required to be consistent with competitive pay practices generally and with the level of participation by other senior executives of Mattel. Mr. Eckert is eligible to participate in any other incentive plans or programs in effect from time to time for other executives of Mattel.

The employment agreement provides that Mr. Eckert will participate, on terms not less favorable than the terms offered to other senior executives of Mattel, in any group or executive life, disability insurance plan, medical and dental program, pension, profit sharing, 401(k) and similar benefit plans or other fringe benefits, including a leased automobile, car and driver, personal and home security, first-class travel expenses, company-issued gasoline credit card, financial counseling and tax preparation services and club memberships and dues, offered by Mattel from time to time. In addition to any group or executive life insurance benefits, Mattel must maintain life insurance that will pay Mr. Eckert’s beneficiaries a death benefit equal to three times his initial base salary. Pursuant to the employment agreement, Mattel paid all costs of relocation of Mr. Eckert and his family to California, including temporary living expenses, and arranged for the sale of his former residence at appraised value through a relocation firm. Mr. Eckert was also given an additional payment to fully reimburse him for all federal, state and local income taxes and employment taxes with respect to relocation payments from Mattel and with respect to such taxes.

Upon termination of Mr. Eckert’s employment, he will be entitled to receive a supplemental retirement benefit under the SERP for his life which, when added to any benefits payable to Mr. Eckert under all retirement plans of Mattel, will produce an aggregate annual pension benefit payable at age 60 of not less than 35% of the greater of (1) Mr. Eckert’s average base salary and annual bonus computed with reference to certain years preceding termination or (2) $2.5 million (the “SERP Benefits”). If Mr. Eckert’s employment is terminated prior to age 60 for any reason other than termination by Mattel for cause or resignation by Mr. Eckert without good reason, Mr. Eckert will be entitled to the SERP Benefits. If Mr. Eckert’s employment is terminated by Mattel other than for cause or disability or if Mr. Eckert resigns for good reason, then Mr. Eckert’s average annual compensation for purposes of determining the SERP Benefits will be calculated as if he had remained employed by Mattel for three additional years and had received for each of those years a base salary at the rate in effect at the time notice of termination was given and a specified bonus. If Mr. Eckert’s employment is terminated prior to age 60 by Mattel for cause or Mr. Eckert resigns without good reason, the SERP Benefits will be reduced by 3% for each full year during the period between such termination or resignation and Mr. Eckert’s sixtieth birthday; and if such a termination or resignation occurs before May 16, 2005, the amount of the SERP Benefits, as reduced under the preceding clause, will be further prorated by multiplying such amount by a fraction the numerator of which is the number of months Mr. Eckert was employed by Mattel and the denominator of which is 60. If Mr. Eckert’s employment is terminated prior to age 60, Mr. Eckert may elect to begin to receive SERP Benefits prior to age 60, but the SERP Benefits will be reduced by 3% for each full year that SERP Benefits are commenced prior to age 60. If Mr. Eckert’s employment is terminated as a result of a change of control of Mattel, the 3% discount for early commencement will be measured from age 55. In the event of Mr. Eckert’s death before the SERP Benefits become payable, his wife will receive a survivor annuity for her life equal to 50% of the amount which would have been payable to Mr. Eckert if he had resigned for good reason immediately prior to the date of his death and elected to commence his SERP Benefits immediately. Any such survivor benefit will be reduced by the amount of any pre-retirement survivor benefit payable to Mr. Eckert’s wife under Mattel’s qualified and nonqualified defined benefit retirement plans.

The employment agreement provides for an initial grant to Mr. Eckert of options to purchase three million shares of Mattel common stock with an exercise price per share equal to $11.25, which was the closing price of Mattel’s common stock on May 16, 2000, the date Mr. Eckert began employment with Mattel. Twenty-five percent of the options granted to Mr. Eckert were immediately vested and exercisable, and an additional twenty-five percent of such options became vested and exercisable on each of May 16, 2001, May 16, 2002 and May 16, 2003. The options were granted under the Mattel 1996 Stock Option Plan, as amended, and will expire ten years from the date of grant. The employment agreement also provides for a grant of 685,468 deferrable restricted stock units, made to compensate Mr. Eckert for a grant of restricted stock he forfeited by leaving Kraft Foods, Inc. to join Mattel. On each of June 30, 2000, January 31, 2001, and January 31, 2002, twenty-five percent of the deferrable restricted stock units granted to Mr. Eckert became vested. The final twenty-five percent of such deferrable restricted stock units will become vested on June 30, 2008. The shares issuable as a result of the vesting of such deferrable restricted stock units will be delivered by Mattel to Mr. Eckert by the earlier of: (A) April 1 of the year that next follows the end of the calendar year during which Mr. Eckert ceases to be employed by Mattel; or (B) 13 months following the earliest date when the entire payment would be tax deductible under all pertinent federal tax laws, including Internal Revenue Code Section 162(m), without affecting the deductibility of $1 million of Mr. Eckert’s base salary in any year, as determined by the reasonable belief of the Compensation/Options Committee. Mr. Eckert is also eligible to receive additional grants under Mattel’s stock option plans and other stock incentive programs consistent with competitive pay practices generally and with awards made to other senior executives of Mattel.

The employment agreement provides that Mattel may terminate Mr. Eckert’s employment for “cause,” as defined in the employment agreement, if “cause” exists and two-thirds of the independent directors of the Board determine that termination is appropriate. Mr. Eckert may terminate his employment if “good reason” exists, as defined in the employment agreement. “Good reason” includes, among other things, any change in Mr. Eckert’s duties, authority or responsibility that is inconsistent with his position as described in the employment agreement, any failure of a successor to Mattel to assume or perform the agreement and any requirement by Mattel that Mr. Eckert be based outside of Los Angeles, in each case without his consent.

If Mr. Eckert’s employment is terminated for cause or if he terminates his employment without good reason, Mattel will pay Mr. Eckert his full base salary and any other accrued obligations through the termination date at the then-effective rate.

The employment agreement also provides that in the event of a termination of Mr. Eckert’s employment by his death, Mr. Eckert’s family will receive certain health care benefits and financial counseling for three years and Mr. Eckert’s legal representatives will receive any benefits payable to his surviving spouse or other named beneficiaries under the provisions of any applicable Mattel plan or program upon Mr. Eckert’s death.

If Mr. Eckert’s employment is terminated as a result of “disability” as defined in the employment agreement, Mr. Eckert will receive disability benefits, and until the earlier of (x) the third anniversary of the termination date or (y) the date he accepts other similar employment, Mattel will provide Mr. Eckert certain employee benefits at Mattel’s expense, including coverage under Mattel’s medical, dental and other health care plans, outplacement services, financial counseling and tax preparation services, country club membership costs and continued use of leased automobiles and the right to purchase such automobiles for a nominal sum. In addition, Mr. Eckert will receive immediately the SERP Benefits for which he is eligible on the termination date.

If Mattel terminates Mr. Eckert’s employment other than for cause, death or disability or he terminates his employment for good reason (in each case, other than within 18 months following a change of control):

•	Mattel will pay Mr. Eckert an amount consisting of:

(1)	his base salary through the termination date at the then-effective rate;

(2)	a current year bonus (the “Bonus”) equal to the greatest of (a) the average of the two highest annual incentive plan bonuses received by him in the last three years, prorated to reflect the number of months of his employment in the current year, (b) the annual bonus paid to him under the Prior MIP in 2000 or 2001, whichever is greater and without proration, and (c) the target bonus under the Prior MIP for the 2000 year;

(3)	an LTIP payment for any LTIP performance period that was established for Mr. Eckert before the termination, reflecting the amount Mr. Eckert would have received if Mr. Eckert had remained employed for the entire performance period, prorated based on the number of months of his employment during the performance period; and

(4)	three times the sum of (A) Mr. Eckert’s annual base salary at the then-effective rate and (B) the Bonus, but without proration;

•	until the earlier of (x) the third anniversary of the termination date or (y) the date Mr. Eckert begins other similar employment, Mattel will provide Mr. Eckert certain employee benefits at Mattel’s expense, including but not limited to coverage under Mattel’s medical, dental and other health care plans, outplacement services, financial counseling and tax preparation services, country club membership costs and continued use of leased automobiles and the right to purchase such automobiles for a nominal sum; and

•	credit will be given for three years of service (in addition to actual service) and for three years of attained age (in addition to Mr. Eckert’s actual age) for purposes of computing any service and age-related benefits for which he is eligible under Mattel’s plans and programs, including the SERP.

If, within 18 months following a “change of control” (as defined in the employment agreement) of Mattel, Mr. Eckert terminates his employment for good reason, Mattel or the surviving entity terminates his employment other than for cause or disability, or within the 30-day period immediately following the six-month anniversary of a change of control Mr. Eckert terminates his employment for any reason, Mattel will, among other things, make all the payments and provide all the benefits to Mr. Eckert described in the paragraph immediately above, except for the prorated LTIP payment. Instead of the prorated LTIP payment, the terms of the LTIP provide that in the event of the change in control of Mattel, Mr. Eckert will receive within 30 days after the change of control any earned but unpaid LTIP bonuses and an interim cash payment for each performance period commenced but not completed prior to the date of the change of control equal to the amount Mr. Eckert would have received had the target performance objectives been achieved with respect to each such performance period. If, with respect to payments or distributions in the nature of compensation (including accelerated vesting and exerciseability of stock options) made by Mattel due to a change of control, Mr. Eckert is subject to the payment of excise tax under Section 4999 of the Internal Revenue Code, Mattel will pay him an additional amount so as to place him in the same after-tax position he would have been in had such excise tax not applied.

If Mr. Eckert’s employment with Mattel is terminated without cause by Mattel, because of death or disability, by him for good reason, or by him within the 30-day period immediately following the six-month anniversary of a change of control, (1) all outstanding stock options (in the case of termination other than upon death or disability, excluding options issued under the PPO Plan) held by Mr. Eckert will become immediately exercisable, and he will have until the date that is ten years from the date each outstanding option was granted to exercise such option and (2) all restricted stock units and restricted stock will become immediately vested and non-forfeitable.

In addition, Mr. Eckert received a loan from Mattel on May 18, 2000, in the principal amount of $5.5 million, which was due and payable on or before May 19, 2003, with interest to accrue annually at 7% per annum. If Mr. Eckert’s employment with Mattel had been terminated for cause, or he had resigned without good reason, prior to May 19, 2003, then the loan to Mr. Eckert would, pursuant to the terms of the loan, have become due and payable, including interest accrued, 30 days after such termination date. Mr. Eckert remained employed by Mattel on May 18, 2003, and accordingly, pursuant to the terms of the loan, the principal amount of the loan to Mr. Eckert and all accrued unpaid interest were forgiven. In addition, Mr. Eckert, pursuant to the terms of the loans, became entitled to receive additional payments to reimburse him for all federal, state and local income taxes and employment taxes with respect to the forgiveness of the loans and with respect to such taxes, as and when the taxes are required to be paid, subject to requirements of continued employment under the terms of the loans.

Employment Agreements with Matthew C. Bousquette, Kevin M. Farr and Neil B. Friedman. Mr. Bousquette served as President, Boys/Entertainment until March 2003 and has been serving as President, Mattel Brands since March 2003; Mr. Friedman serves as President, Fisher-Price Brands; and Mr. Farr serves as Mattel’s Chief Financial Officer. The employment agreements for each of these executives contain substantially similar terms except as described below.

The agreements generally provide a three-year term of employment. On the first day of each month, the termination date of each agreement is automatically extended by one month unless the executive or Mattel gives notice to the other that the agreement will not be extended and will be terminated. The agreements provide that each executive is to receive a base salary at least equal to his salary in effect on the date of the agreement, and base salaries must be reviewed no less frequently than once every eighteen months and may be increased at any time but may not be reduced. As of December 31, 2003, the base salary for each of Mr. Bousquette and Mr. Friedman was $900,000, and the base salary for Mr. Farr was $675,000. Each agreement also provides for the executive’s participation in various incentive and employee benefit plans as may be in effect from time to time with respect to executives employed by Mattel, including but not limited to the MIP, the LTIP, Mattel’s stock option plans and retirement plans, as well as other benefit plans and programs available to executive officers and employees generally.

Mattel may terminate the executive’s employment for “cause,” as defined in the agreements, if the Chief Executive Officer of Mattel determines that “cause” exists. Each executive may terminate his employment if “good reason” exists, as defined in the agreements. “Good reason” includes, among other things, any change in duties, authority or responsibility of the executive that is inconsistent with the executive’s position as described in his respective agreement, any failure of a successor to Mattel to assume or perform the agreement and any requirement by Mattel that the executive be based outside of Los Angeles (or, in the case of Mr. Friedman, New York), in each case without the executive’s consent. If the executive’s employment is terminated for cause or if the executive terminates his employment without good reason, Mattel will pay the executive his full base salary through the termination date at the then-effective rate. The agreements also provide for, among other things, certain health care and disability benefits to the executives or their families in the event of termination of employment by death or disability.

If Mattel terminates the executive’s employment other than for cause, death or disability or the executive terminates his employment for good reason (in each case, other than within 18 months following a change of control):

•	Mattel will pay the executive an amount consisting of:

(1)	the executive’s base salary through the termination date at the then-effective rate;

(2)

a current year bonus (the “Bonus”) equal to the greatest of (a) the average of the two highest annual incentive plan bonuses received by the executive in the last three years, prorated to reflect the number of months of the executive’s employment in the current year, (b) the bonus paid to the executive under the Prior MIP in 2000 or 2001, whichever is greater, and (c) the target bonus under the Prior MIP for the 2000 year (except that, in the case of Mr. Farr, the Bonus will be equal to the average of the two highest annual incentive plan bonuses received by Mr. Farr in the last three years, prorated to reflect the number of months of his employment in the current year);

(3)	an LTIP payment for any LTIP cycle that was established for the executive before the termination, reflecting the amount the executive would have received if the executive had remained employed for the entire performance period, prorated based on the number of months of the executive’s employment during the performance period; and

(4)	three times the sum of (A) the executive’s annual base salary at the then-effective rate and (B) the Bonus, but without proration;

•	until the earlier of (x) the third anniversary of the termination date or (y) the date the executive begins other similar employment, Mattel will provide the executive certain employee benefits at Mattel’s expense, including coverage under Mattel’s medical, dental and other health care plans, outplacement services, financial counseling services, tax preparation services (only for Mr. Bousquette and Mr. Friedman), country club membership costs and continued use of leased automobiles and the right to purchase such automobiles for a nominal sum; and

•	credit will be given for three years of service (in addition to actual service) and for three years of attained age to be added to the executive’s actual age for purposes of computing any service and age-related benefits for which the executive is eligible under Mattel’s plans and programs, including the SERP.

With respect to only Mr. Bousquette and Mr. Friedman, if Mattel terminates the executive’s employment other than for cause, death or disability, or if the executive terminates his employment for good reason, and such termination occurs within 18 months after the date upon which Mattel changes the person to whom the executive immediately reports, then (1) the executive’s Bonus, as described above, will be no less than the executive’s maximum targeted annual incentive plan bonus for the year in which the termination of employment occurs, and (2) the executive’s LTIP payment described above will be based on the maximum LTIP payment that the executive could have received with respect to the pending performance period, rather than the amount which would have been payable to the executive had he remained employed for the entire performance period.

If, within 18 months following a “change of control” of Mattel, the executive terminates his employment for good reason, Mattel or the surviving entity terminates the executive’s employment other than for cause or disability, or within the 30-day period immediately following the six-month anniversary of a change of control the executive terminates his employment for any reason, Mattel will, among other things, make all the payments and provide all the benefits to the executives described in the two paragraphs immediately above, except for the prorated LTIP payment. Instead of the prorated LTIP payment, the terms of the LTIP provide that in the event of the change in control of Mattel, each executive will receive within 30 days after the change of control any earned but unpaid LTIP bonuses and an interim cash payment for each performance period commenced but not completed prior to the date of the change of control equal to the amount the executive would have received had the target performance objectives been achieved with respect to each such performance period. If, with respect to payments or distributions in the nature of compensation (including accelerated vesting and exerciseability of stock options) made by Mattel due to a change of control, the executive is subject to the payment of excise tax under Section 4999 of the Internal Revenue Code, Mattel will pay such executive an additional amount so as to place the executive in the same after-tax position such executive would have been in had such excise tax not applied.

In addition, pursuant to amendments, each dated February 10, 2000 in the case of Mr. Bousquette and Mr. Friedman and dated July 20, 2000 in the case of Mr. Farr, if an executive’s employment with Mattel is terminated without cause by Mattel, because of death or disability, for good reason by the executive, or by the executive within the 30-day period immediately following the six-month anniversary of a change of control, all then-outstanding stock options issued under the 1990 Plan or the 1996 Plan held by the executive which were outstanding as of February 1, 2000 (or in the case of Mr. Farr, which were outstanding as of March 30, 2000) will become immediately exercisable, and he will have until the date that is ten years from the date each outstanding option was granted to exercise such option.

In addition, pursuant to an amendment dated July 20, 2000 to Mr. Bousquette’s employment agreement, in the event that Mr. Bousquette’s employment is terminated by Mattel without cause or by Mr. Bousquette for good reason after he has attained fifty-two years of age, Mr. Bousquette’s benefits under the SERP will be fully vested. Furthermore, pursuant to an amendment dated November 14, 2000 to Mr. Friedman’s employment agreement, in the event that Mr. Friedman’s employment is terminated by Mattel without cause, by Mr. Friedman for good reason or by Mr. Friedman as a result of his retirement after the age of 55, his benefits under the SERP will be fully vested and, in lieu of the payments provided under the SERP, he will be entitled to an annual benefit of $300,000 for his lifetime, regardless of his years of service, age, actual compensation or average compensation. Mr. Friedman also agreed in this amendment that he had no intention, other than a result of physical limitations beyond his control, to retire prior to the age of 58.

Pursuant to an amendment dated March 6, 2002 to Mr. Farr’s employment agreement, certain provisions of Mr. Farr’s employment agreement relating to the calculation of SERP benefits were revised. Mr. Farr’s employment agreement had previously provided that if (a) Mattel terminated his employment for other than cause or disability, or if Mr. Farr terminated his employment for good reason (in each case, other than within 18 months following a change of control), (b) within 18 months following a change of control, Mr. Farr terminated his employment for good reason or Mattel or the surviving entity terminated Mr. Farr’s employment other than for cause or disability or (c) within the 30 day period immediately following the six month anniversary of a change of control Mr. Farr terminated his employment for any reason, then the SERP benefit would be calculated based upon 25% of the average of the final three years of his base salary, plus the average of the greater two out of his three most recent annual bonuses under the annual incentive plan. The amendment revised the percentage from 25% to 35%, to make the percentage consistent with a percentage set forth in the SERP itself.

Mr. Bousquette and Mr. Friedman each received a loan from Mattel on October 29, 1999, in the principal amount of $1.0 million, and a second loan from Mattel on April 7, 2000, in the principal amount of $2.0 million, which were all due and payable on or before October 29, 2002, with interest to accrue annually at 7% per annum. With respect to each executive, if his employment with Mattel had been terminated for cause, or the executive had resigned without good reason, prior to October 30, 2002, then the loans to such executive would, pursuant to the terms of the loans, have become due and payable, including interest accrued, 30 days after such termination date. Each of the executives remained employed by Mattel on October 29, 2002, and accordingly, pursuant to the terms of the loans, the principal amount of the loans to such executives and all accrued unpaid interest were forgiven. In addition, the executives, pursuant to the terms of the loans, became entitled to receive additional payments to reimburse them for all federal, state and local income taxes and employment taxes with respect to the forgiveness of the loans and with respect to such taxes, as and when the taxes are required to be paid, subject to requirements of continued employment under the terms of the loans.

Mr. Farr received a loan from Mattel on February 3, 2000, in the principal amount of $500,000, and another loan from Mattel on April 7, 2000, also in the principal amount of $500,000. Each of these loans was due and payable on or before February 4, 2003, with interest to accrue annually at 7% per annum. If Mr. Farr’s employment with Mattel had been terminated for cause, or if he had resigned without good reason, prior to February 4, 2003, then the loans to Mr. Farr would, pursuant to the terms of the loans, have become due and payable, including interest accrued, 30 days after such termination date. Mr. Farr remained employed by Mattel on February 3, 2003 and accordingly, pursuant to the terms of the loans, the principal amount of the loans to Mr. Farr and all accrued unpaid interest were forgiven. In addition, Mr. Farr, pursuant to the terms of the loans, became entitled to receive additional payments to reimburse him for all federal, state and local income taxes and employment taxes with respect to the forgiveness of the loans and with respect to such taxes, as and when the taxes are required to be paid, subject to requirements of continued employment under the terms of the loans.

Employment Letter with Bryan G. Stockton. Pursuant to an employment letter dated as of August 22, 2000 and described below, Mr. Stockton was hired as Mattel’s Executive Vice President, Business Planning and Development. Mr. Stockton began his employment with Mattel in November 2000. In February 2003, Mr. Stockton assumed the position of Executive Vice President, International.

The salary amounts paid to Mr. Stockton for 2001, 2002 and 2003 are set forth above under the heading “Summary Compensation Table.” In addition, Mr. Stockton received a signing bonus in the amount of $500,000. Under the employment letter, Mr. Stockton’s target bonus opportunity for 2000 was 50% of his annual base salary and his maximum bonus opportunity was 75% of his annual base salary. Furthermore, Mr. Stockton was recommended to the Compensation Committee for participation in the LTIP with a target level award of $750,000 and a maximum level award of $1,500,000 for the cycle commencing in 2000.

Under the employment letter, Mr. Stockton is eligible to participate in the SERP, which provides for a maximum benefit of 35% of the average of his final three years’ compensation (including base salary and MIP bonus), payable at age 60 so long as Mr. Stockton has completed at least twenty years of service. Reduced benefits are available to Mr. Stockton as early as age 55 so long as Mr. Stockton has completed at least five years of service. Mr. Stockton’s SERP benefits are to be paid over his lifetime with alternative payment elections available. Under the employment letter, Mr. Stockton is also eligible for benefits under various Mattel benefit plans, is eligible to participate in Mattel’s deferred compensation plan and was provided with relocation benefits in connection with the commencement of his employment with Mattel.

The employment letter provides that Mr. Stockton was eligible for a monthly automobile allowance of $1,150, along with a gasoline credit card. In addition, Mr. Stockton’s employment letter provides for participation in Mattel’s financial counseling program for senior executives.

Pursuant to the employment letter, if Mattel terminates Mr. Stockton’s employment other than for cause, Mr. Stockton will be provided with two years of base salary plus two times the average of Mr. Stockton’s last two years’ MIP bonus. Receipt of these severance benefits is subject to Mr. Stockton’s execution of a general release.

On November 7, 2000, the date Mr. Stockton began employment with Mattel, he was granted a stock option to purchase 75,000 shares of Mattel common stock with a per-share exercise price of $13.3125, which was the closing market value of the stock on November 7, 2000. This stock option grant vested semi-annually over three years, was granted under the 1996 Plan and will expire ten years from the date of grant.

Also on November 7, 2000, Mr. Stockton was granted a premium price stock option to purchase 125,000 shares of Mattel common stock with a per-share exercise price of $15.50, which was the closing price on the first trading day that the stock price exceeded a 15% premium from the closing stock price as of Mr. Stockton’s date of hire. The premium price option vested semi-annually over three years and included accelerated stock performance vesting provisions. The premium price option was granted under the Mattel 1997 Premium Price Stock Option Plan, as amended, and will expire ten years from the date of grant.

On May 22, 2002, Mr. Stockton was granted a stock option to purchase 75,000 shares of Mattel common stock with a per-share exercise price of $20.04, which was the closing market value of the stock on May 22, 2002. The May 22, 2002 stock option grant vests semi-annually over three years, was granted under the 1996 Plan and will expire ten years from the date of grant.

On July 31, 2003, Mr. Stockton was granted a stock option to purchase 125,000 shares of Mattel common stock with a per-share exercise price of $19.43, which was the closing market value of the stock on July 31, 2003. The July 31, 2003 stock option grant vests semi-annually over three years, was granted under the 1996 Plan and will expire ten years from the date of grant.

CERTAIN TRANSACTIONS

On October 29, 1999, Mattel loaned $1.0 million at 7% per annum to each of Mr. Bousquette and Mr. Neil Friedman. On February 3, 2000, Mattel loaned $500,000 at 7% per annum to Mr. Farr. On April 7, 2000, Mattel loaned $2.0 million at 7% per annum to each of Mr. Bousquette and Mr. Neil Friedman. Also on April 7, 2000, Mattel loaned an additional $500,000 to Mr. Farr at 7% per annum. On May 18, 2000, Mattel loaned $5.5 million at 7% per annum to Mr. Eckert. All of such loans have been forgiven, pursuant to the terms of such loans. In connection with the forgiveness of such loans, the executives, pursuant to the terms of the loans, became entitled to receive additional payments to reimburse them for all federal, state and local income taxes and employment taxes with respect to the forgiveness of the loans and with respect to such taxes, as and when the taxes are required to be paid, subject to requirements of continued employment under the terms of the loans. See “Employment Agreements” above.

As disclosed in a Schedule 13G dated February 13, 2004 and filed with the SEC on February 17, 2004 by Barclays Global Investors, N.A. and a group of affiliated entities identified in the Schedule 13G (collectively, the “Barclays Group”), the Barclays Group owns in the aggregate more than 5% of Mattel’s common stock. Barclays Bank PLC, which is one of the entities in the Barclays Group, is a co-syndication agent and lender with a commitment of $100 million under Mattel’s $1.3 billion domestic unsecured committed revolving credit facility. Since January 1, 2003, Mattel has paid fees in the aggregate amount of $357,486 to Barclays Bank PLC with regard to its services pursuant to the credit facility.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as Mattel’s independent auditors for the year ending December 31, 2004. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Fees Incurred by Mattel for Services by PricewaterhouseCoopers LLP

The following table summarizes the fees accrued by Mattel for audit and non-audit services provided by PricewaterhouseCoopers LLP during fiscal years 2003 and 2002:

	2003	2002
Audit fees(1)	$2,920,000	$2,369,000
Audit-related fees (2)	190,000	105,000
Tax fees(3)	2,748,000	1,887,000
All other fees(4)	107,000	794,000

Total	$5,965,000	$5,155,000

(1)	Audit fees consisted of fees for professional services provided in connection with the audit of Mattel’s annual consolidated financial statements, the performance of limited reviews of Mattel’s quarterly unaudited financial information, and audit services provided in connection with SEC filings and other statutory or regulatory filings.

(2)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits and other attestation services, consultations concerning financial accounting and reporting standards and internal control reviews.

(3)	Tax fees principally included (a) tax compliance and preparation fees (including fees for preparation of original and amended tax returns, claims for refunds and tax payment-planning services) of $749,000 for 2003 and $443,000 for 2002, and (b) other tax advice, tax consultation and tax planning services of $1,999,000 for 2003 and $1,444,000 for 2002, including expatriate tax services fees of $460,000 for 2003 and $355,000 for 2002.

(4)	All other fees principally include, for 2003 and 2002, consulting services relating to employee benefit plans and, for 2002, consulting services relating to Mattel’s supply chain and support services relating to litigation matters (such as support services relating to responses to subpoenas).

The charter of the Audit Committee provides that the Audit Committee pre-approves all audit services and permitted non-audit services to be performed for Mattel by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, which are approved by the Committee prior to the completion of the audit. In addition, consistent with SEC rules regarding auditor independence, the Audit Committee has adopted a Pre-Approval Policy, which provides that the Audit Committee is required to pre-approve the audit and non-audit services performed by Mattel’s independent auditor. The Pre-Approval Policy sets forth procedures to be used for pre-approval requests relating to audit services, audit-related services, tax services and all other services, and provides that the term of the pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period or the services are specifically associated with a period in time. Pursuant to the Pre-Approval Policy, the Audit Committee may consider the amount of estimated or budgeted fees as a factor in connection with the determination of whether a proposed service would impair the auditor’s independence. Requests or applications to provide services that require separate approval by the Audit Committee are submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer or Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the rules of the Securities and Exchange Commission on auditor independence. The Pre-Approval Policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members, and if the Audit Committee does so, the member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Pre-Approval Policy further provides that the Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditor.

The ratification of the selection of Mattel’s independent auditors requires the affirmative vote of a majority of the total votes cast with regard to this proposal by holders of shares of Mattel common stock who are present in person or represented by proxy and entitled to vote such shares at the Annual Meeting. Unless marked to the contrary, proxies received will be voted for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS MATTEL’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2004.

PROPOSAL 3

STOCKHOLDER PROPOSAL

REGARDING MANAGEMENT COMPENSATION

Robert D. Morse, whose address is 212 Highland Avenue, Moorestown, New Jersey 08057, has requested that the following proposal be included in this Proxy Statement. Mr. Morse has advised Mattel that he is the owner of over $2,000 of Mattel common stock. Mr. Morse’s proposal and his related supporting statement are followed by a recommendation from the Board of Directors. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.

The stockholder’s proposal follows:

Management and Directors are requested to consider discontinuing all rights, options, SAR’s and possible severance payments to top 5 of Management after expiration of existing plans or commitments. This does not apply to plans for lesser Managers or employees whom are offered reasonable employee options or bonuses.

REASONING:

Moderation is needed in corporate remuneration. Any person can live very lavishly on $500,000.00 per year. Over-paying Management has been ongoing and increasing for years. Many officials have been awarded with no mention of what was accomplished above and beyond expectation of their positions. The bookwork involved and expense is tremendous in carrying out these programs. Peer group comparison and commercial “Remuneration” entities have been employed by some to recommend payouts, having nothing to do with a performance record. The product, its advertising, and its acceptance usually govern earnings.

When Management is hired for their position at a good salary, they are expected to earn it, and not have to be paid more when and if they do. Excess wealth passed on may make heirs non-workers, or non-achievers and of little use in our society.

There are many good Management Training Schools in the United States and the supply is available. Hiring away from other corporations is a predatory process, increases costs and does not necessarily “align shareowner/management relations”, with any gain to the shareowners. Think about it! Vote YES for this proposal, it is your gain.

Thank You, and please vote YES for this Proposal.

* * * * * * * * * * *

The Board of Directors unanimously recommends that stockholders vote AGAINST the stockholder’s proposal for the following reasons:

Mattel has developed an executive compensation philosophy that is designed to encourage executives to make responsible business decisions that result in company performance that benefits Mattel stockholders. In establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other senior executives, Mattel’s Compensation Committee is guided by three basic principles:

•	Mattel must offer competitive salaries to be able to attract, retain and motivate highly-qualified and experienced executives;

•	Executive cash compensation in excess of base salaries should be tied to company performance, individual performance, or both; and

•	The financial interests of Mattel’s executives should be aligned with the financial interests of stockholders, primarily through equity programs and short and long-term incentive plans.

Mattel also believes that our executive compensation program needs to be competitive with those of companies with which Mattel competes for executive talent. If it does not, Mattel will likely be less successful in attracting and retaining the executive talent it needs to be a market leader. Mattel benchmarks its total compensation levels by comparing itself to other, large, global, consumer product companies, in order to make Mattel’s compensation opportunities competitive with what other leading companies are providing. To locate and hire qualified executives, Mattel’s compensation packages must be comprehensive, including competitive salaries, bonus plans, equity awards and, in some cases, severance arrangements. While such a compensation package will not always attract or retain qualified executives, Mattel believes that these types of compensation packages are a necessary and appropriate tool to use in seeking to maximize stockholder value.

Approval of this stockholder proposal requires the affirmative vote of a majority of the total votes cast with regard to this proposal by holders of shares of Mattel common stock who are present in person or represented by proxy and entitled to vote such shares at the Annual Meeting. Unless marked to the contrary, proxies received will be voted against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 3.

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING

SERVICES PERFORMED BY INDEPENDENT AUDITORS

The United Association S&P 500 Index Fund (the “Fund”), whose address is 1 Freedom Valley Drive, Oaks, Pennsylvania 19456, has requested that the following proposal be included in this Proxy Statement. The Fund has advised Mattel that the Fund is the owner of more than $2,000 of Mattel common stock. The Fund’s proposal and its related supporting statement are followed by a recommendation from the Board of Directors. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.

The stockholder’s proposal follows:

Resolved, that the shareholders of Mattel, Inc. (“Company”) request that the Board of Directors and its Audit Committee adopt a policy stating that the public accounting firm retained by our Company to audit the Company’s financial statements will perform only “audit” and “audit-related” work for the Company and not perform services generating “tax fees” and “all other fees” as categorized under U.S. Securities and Exchange Commission (“SEC”) regulations.

Supporting Statement: The issue of auditor independence has been a major concern for investors and the markets since the demise of Enron. In response to numerous incidences of accounting fraud that shook the foundations of the corporate financial auditing and reporting system, both Congress and the SEC have responded with important reforms. However, we believe that more needs to be done to limit the potential impairment of auditor independence.

The Sarbanes-Oxley Act (“Sarbanes-Oxley”) was a strong effort to deal with various aspects of the auditor independence issue. Sarbanes-Oxley enhanced the role of board audit committees in retaining and monitoring audit firms, while limiting the types of non-audit services that audit firms are permitted to perform for audit clients. The SEC followed-up with enhanced reporting requirements (Release No. 33-8183, May 6, 2003) that provide investors better insight into the range of services beyond audit services for which an audit firm is being utilized. The following categories of service fees must be reported: (1) Audit Fees; (2) Audit-Related Fees; (3) Tax Fees, and (4) All Other Fees.

We believe important steps have been taken to protect auditor independence, but we also believe more needs to be done. The Congress and the SEC have acted. Now we think it is important that shareholders use the enhanced disclosure to protect the integrity of the financial reporting system.

Fee disclosures indicate that our Company paid the firm retained to audit the Company’s financial statements more for non-audit services than for the audit work. Specifically, our Company paid more in combined fees for “audit-related,” “tax” and “all other” work performed by the audit firm than it did for the “audit” work performed by the firm. We believe this imbalance is unhealthy and a potential threat to auditor independence at our Company. Further, when this imbalance occurs we believe it is time for the Board’s Audit Committee to adopt a policy that addresses the issue.

Our resolution presents a straightforward and effective response: The Board and the Audit Committee should adopt a policy that limits the public accounting firm retained to audit the Company’s financial statements to performing only “audit” and “audit-related” work. We believe that limiting the audit to providing only audit and audit-related services would be another positive step in protecting auditor independence.

We urge your support for this reasonable measure to advance auditor independence.

* * * * * * * * * * *

The Board of Directors unanimously recommends that stockholders vote against the stockholder’s proposal for the following reasons:

Mattel takes the independence of its independent auditor very seriously. The company has complied with the new laws and stock exchange regulations restricting the use of independent auditors for certain services and requiring pre-approval by the Audit Committee for all other services. The company has taken steps beyond those required by law or stock exchange rules to help ensure that the fees it pays the independent auditor for non-audit work will not impair, or even appear to impair, the auditor’s independence. The stockholder proposal seeks to have the company go too far in restricting the use of the independent auditor. There are circumstances in which use of the independent auditor for certain services is the most cost efficient and intelligent choice. Prohibiting the independent auditor from providing certain legally permitted non-audit services could result in inefficiencies and increased costs to Mattel. Consulting with the independent auditor in connection with certain non-audit related matters of which it has knowledge by virtue of its audit work may in some circumstances produce significant cost and time savings. As a result, we oppose the adoption of this proposal because we believe that it will impact Mattel’s flexibility and create additional and unnecessary expense.

In light of the recent corporate scandals involving a number of public companies, the New York Stock Exchange introduced new corporate governance rules, Congress enacted the Sarbanes-Oxley Act, and the SEC promulgated new rules and regulations to enhance the integrity of the auditing system by, among other things, strengthening the requirements of auditor independence.

The Sarbanes-Oxley Act specifically targets non-audit services provided by an auditor by prohibiting an independent auditor from providing the following non-audit services: bookkeeping, financial information system design and implementation; appraisal or valuation services or fairness opinions or contribution in kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker-dealer, investment advisor, or investment banking services; legal services; and non-audit expert services. The Sarbanes-Oxley Act further requires that an audit committee, staffed only by independent directors, pre-approve all audit and “permitted non-audit” services provided by the company’s independent auditor, subject to a de minimus exception for inadvertent permitted non-audit services. The Sarbanes-Oxley Act also requires detailed disclosure in periodic reports regarding permitted non-audit services approved by the Audit Committee. The rules recently adopted by the SEC require the company to disclose for the two most recent years, in its annual report and proxy statement, fees paid to the independent auditor for: (1) audit services, (2) audit-related services, (3) tax services, and (4) other services. Additionally, the company must describe, in qualitative terms, the types of non-audit services provided under the other three categories. The disclosures must include a description of the Audit Committee’s policies and procedures for pre-approval of services by the independent auditor, and the company must disclose the percentage of de minimus non-audit services that were not pre-approved. This process, overseen by Mattel’s independent Audit Committee, will preserve Mattel’s commitment to auditor independence.

Mattel has gone beyond these significant new legal and stock exchange requirements. Beginning with the year 2004, Mattel intends to reduce the use of its independent auditor for “permitted non-audit services,” even though this is not required by the new rules. For years 2004 and after, Mattel anticipates that the aggregate fees paid by Mattel for “tax services” and “other services” will be less than the aggregate fees paid for “audit services” and “audit-related services.” This goes well beyond what is required by the new rules.

Mattel currently employs its independent auditors for permitted non-audit services, such as “tax services,” where continuity or cost benefits make its independent auditor the best choice for such work. Of course, any engagement of the independent auditor by Mattel or its subsidiaries requires pre-approval by Mattel’s independent Audit Committee.

Mattel’s Board of Directors believes that the laws, rules, and regulations, as well as its independent Audit Committee’s internal oversight procedures, sufficiently protect the integrity of the auditing process and assure the independence of Mattel’s independent auditor.

Approval of this stockholder proposal requires the affirmative vote of a majority of the total votes cast with regard to this proposal by holders of shares of Mattel common stock who are present in person or represented by proxy and entitled to vote such shares at the Annual Meeting. Unless marked to the contrary, proxies received will be voted against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 4.

DEADLINE FOR FUTURE PROPOSALS OF STOCKHOLDERS

Proposals that a stockholder desires to have included in Mattel’s proxy materials for the 2005 annual meeting of stockholders of Mattel must comply with the applicable rules and regulations of the Securities and Exchange Commission, including that any such proposal must be received by the Secretary of Mattel at Mattel’s principal office no later than December 13, 2004.

Mattel’s Bylaws require a stockholder to give advance notice of any business, including the nomination of candidates for the Board of Directors, that the stockholder wishes to bring before a meeting of stockholders of Mattel. In general, for business to be brought before an annual meeting by a stockholder, written notice of the stockholder proposal or nomination must be received by the Secretary of Mattel not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received by the Secretary not earlier than 120 days prior to such annual meeting, and not later than 90 days prior to such annual meeting or 10 days following the first public announcement of such meeting date. With respect to stockholder proposals, the stockholder’s notice to the Secretary of Mattel must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information set forth in Mattel’s Bylaws and/or required by law. With respect to the nomination of a candidate for the Board of Directors by a stockholder, the stockholder’s notice to the Secretary of Mattel must contain certain information set forth in the Mattel’s Bylaws about both the nominee and the stockholder making the nominations.

If a stockholder desires to have a proposal included in Mattel’s proxy materials for the 2005 annual meeting of stockholders of Mattel and desires to have such proposal brought before the same annual meeting, the stockholder must comply with both sets of procedures described in the two immediately preceding paragraphs. Any required written notices should be sent to Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012, Attention: Secretary, Mail Stop M1-1516.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Mattel’s directors and certain of its officers, and persons who own more than 10% of a registered class of Mattel’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Such officers, directors and greater than 10% stockholders are also required to furnish Mattel with copies of all Section 16(a) forms they file.

Based on its review of the copies of all Section 16(a) forms received by it and other information, Mattel believes that with regard to the year ended December 31, 2003, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that, as a result of errors on the part of a broker, the Form 3 filed by Ellen L. Brothers in 2003 understated her beneficial ownership of Mattel common stock by 160 shares and was subsequently amended to correct the understatement, and a purchase of 20 shares in 2003 by Ms. Brothers was not reported on a timely basis but was subsequently reported on Form 4.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Mattel received two proposals from stockholders for inclusion in this Proxy Statement that were omitted from this Proxy Statement in accordance with the rules and regulations of the Securities and Exchange Commission. The proposals concerned shareholder rights plans and reports concerning philanthropy. Mattel believes that the stockholders have not complied with the advance notice provisions of Mattel’s Bylaws for the presentation of such proposals at the Annual Meeting, and that such proposals may not be properly presented at the Annual Meeting. If such proposals are presented at the Annual Meeting or any adjournment or postponement thereof, the persons named as your proxies in the proxy card will have the discretionary authority to vote the shares represented by such proxies with respect to such proposals, and such persons intend to vote such shares against such proposals.

As of the date of this Proxy Statement, the Board of Directors knows of no business, other than that described in this Proxy Statement, that will be presented for consideration at the Annual Meeting. If any other business comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders may vote the proxies in their discretion.

SOLICITATION OF PROXIES

The cost of soliciting proxies for the Annual Meeting will be borne by Mattel. It is contemplated that proxies will be solicited principally through the use of the mail, but officers and regular employees of Mattel may solicit proxies personally or by telephone, telegraph or special letter. Such officers and employees shall receive no additional compensation in connection with such efforts.

In addition, Mattel has retained D.F. King & Co., Inc. to assist in connection with the solicitation of proxies from stockholders whose shares are held in nominee name by various brokerage firms. The cost of such solicitation is estimated to be $7,500, plus out-of-pocket costs and expenses.

Mattel will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them.

By Order of the Board of Directors

Robert Normile Secretary

El Segundo, California

April 12, 2004

APPENDIX A

MATTEL, INC. AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Audit Committee (the “Committee”) is to provide assistance to the Board of Directors (the “Board”) of Mattel, Inc. (the “Company”) in fulfilling the Board’s oversight responsibilities regarding (a) the quality and integrity of the Company’s financial reports, (b) the independence and qualifications of the Company’s independent auditor (c) the performance of the Company’s internal audit function and (d) the compliance by the Company with legal and regulatory requirements. In so doing, the Committee should endeavor to maintain free and open means of communication between the members of the Committee, other members of the Board, the independent auditor and the management of the Company.

The Committee’s responsibility is oversight. Management of the Company has the responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles, reviewing the Company’s quarterly financial statements and other procedures. It is recognized that the members of the Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting including in respect of auditor independence. As such, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements fairly present the Company’s financial position and results of operation and are in accordance with generally accepted accounting principles and applicable laws and regulations. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons within the Company and of the professionals and experts (such as the independent auditor) from which it receives information, (ii) the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts absent actual knowledge to the contrary and (iii) representations made by management or the independent auditor as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and other non-audit services provided by the independent auditor to the Company.

Membership

The Committee shall consist of at least three members of the Board. Each Committee member shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”). At least one member of the Committee shall be an audit committee financial expert as defined by the Commission. A Committee member shall not simultaneously serve on the audit committees of more than two other public companies, unless the Board determines with regard to such member that such simultaneous service would not impair his or her ability to serve effectively on the Committee. The members of the Committee shall be appointed by the Board on the recommendation of the Nominations/Corporate Governance Committee and the input of the Board Chair. Committee members may be replaced by the Board.

Committee Organization and Procedures

The members of the Committee shall appoint a Chair of the Committee by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

The Committee shall have the authority to establish its own rules and procedures consistent with the Bylaws of the Company for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

The Committee shall meet at least four times in each fiscal year, and more frequently as the Committee in its discretion deems desirable.

The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Authority and Responsibilities

The Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

The Committee shall preapprove all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate to subcommittees consisting of one or more members, when appropriate, the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

The Committee may, in its discretion, utilize the services of the Company’s regular corporate legal counsel with respect to legal matters. The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.

In performing its functions, the Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute to and implement the purposes of the Committee. In addition to the general tasks and responsibilities noted above, the following are the specific functions of the Committee, to be performed as the Committee deems necessary or appropriate:

Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditor the annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the results of the independent auditor’s review of the quarterly financial statements, prior to the filing of its Form 10-Q.

3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4. Review and discuss reports from the independent auditors on:

(a) All critical accounting policies and practices to be used.

(b) All alternative treatments of financial information within generally accepted accounting principles and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as appropriate, as well as off-balance sheet structures on the Company’s financial statements.

7. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

Internal Controls

9. Review and discuss with management, including the Vice President—Audit and with the independent auditor, the Company’s required internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

10. The Committee shall discuss with the independent auditor and with management any management letter provided by the independent auditor and any other significant matters brought to the attention of the Committee by the independent auditor as a result of its annual audit. The Committee should allow management adequate time to consider any such matters raised by the independent auditor.

11. Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Oversight of the Company’s Relationship with the Independent Auditor

12. Review and evaluate the lead partner of the independent auditor team.

13. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

14. Ensure the rotation of the audit partner as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

15. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

16. Discuss with the independent auditor issues on which the national office of the independent auditor was consulted by the Company’s audit team, to the extent such issues were deemed to be material by the independent auditor.

17. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Internal Audit

18. The Committee shall discuss at least annually with the Vice President—Audit the activities and organizational structure of the Company’s internal audit function and the qualifications of the primary personnel performing such function. The Committee shall make recommendations to the Board with regard to the appointment and replacement of the Vice President—Audit.

19. Review the significant issues reported to management by the internal auditing department.

20. The Committee shall, at its discretion, meet with the Vice President—Audit, the independent auditor and management to discuss the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit, and any issues identified by them or any other matters brought to the attention of the Committee.

21. The Vice President—Audit shall be granted unfettered access to the Committee.

Compliance Oversight Responsibilities

22. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

23. Obtain from the independent auditor reports of any fraud involving senior management and any fraud (whether caused by senior management or other employees) that causes a material misstatement of the financial statements.

24. Obtain reports from management and the Company’s senior internal auditing executive that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct.

25. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

26. Discuss with management and the independent auditor, in the discretion of the Committee, any correspondence with regulators or governmental agencies and any known published reports which raise material issues regarding the Company’s financial statements or accounting policies.

27. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

28. Annually review the results of the Internal Auditor’s examination of officers’ travel and entertainment reports.

Audit Committee Report

29. The Committee shall prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

APPENDIX B

CATEGORICAL STANDARDS FOR

DIRECTOR INDEPENDENCE

Mattel, Inc. (the “Company”) has adopted the following standards for determining if a director is independent:

A director will not be considered independent if:

(i) he or she is an employee, or has an immediate family member that is an executive officer, of the Company, until three years after the end of such employment relationship, provided that employment as an interim Board Chair or Chief Executive Officer shall not disqualify a director from being considered independent following that employment;

(ii) he or she receives, or has an immediate family member that receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), until three years after he or she ceases to receive more than $100,000 per year in such compensation, provided that compensation received by a director for former service as an interim Board Chair or Chief Executive Officer, and compensation received by an immediate family member for service as a non-executive employee of the Company, need not be considered in determining independence under this test;

(iii) he or she is affiliated with or employed by, or has an immediate family member that is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company, until three years after the end of the affiliation or the employment or auditing relationship;

(iv) he or she is employed, or has an immediate family member that is employed, as an executive officer of another company where any of the Company’s present executives serve on that other company’s compensation committee, until three years after the end of such service or the employment relationship; or

(v) he or she is an executive officer or an employee, or has an immediate family member that is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, until three years after falling below such threshold.

These standards shall be applied in a manner consistent with, and the definition of “immediate family member” shall be as set forth in, Section 303(A)(2)(b) of the rules of the New York Stock Exchange (“Section 303(A)(2)(b)”). A director that, under Section 303A(2)(b), is presumed not to be independent, is not considered independent.

The ownership of stock in the Company by directors is encouraged, and the ownership of a substantial amount of stock is not in itself a basis for a director to be considered as not independent.

B-1

ADMISSION TICKET

MATTEL, INC.

2004 Annual Meeting of Stockholders

Thursday, May 13, 2004

Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California 90266

10:00 A.M., Los Angeles time (registration will begin at 9:00 A.M., Los Angeles time)

STOCKHOLDER NAME(S):
(PLEASE PRINT)

STOCKHOLDER ADDRESS:
(PLEASE PRINT)

IMPORTANT: You must bring this Admission Ticket with you in order to be admitted to the Annual Meeting. You must also bring with you all of the items that are required pursuant to Mattel’s admission policy for the Annual Meeting. Mattel’s admission policy is printed below and on the reverse side of this Admission Ticket. Also, please note that you may not use cameras, recording equipment or other electronic devices during the Annual Meeting.

ADMISSION POLICY FOR THE ANNUAL MEETING

Admission to the Annual Meeting is limited to stockholders of Mattel, family members accompanying stockholders of Mattel, persons holding executed proxies from stockholders who held Mattel stock as of the close of business on March 17, 2004, and invited guests of Mattel.

If you are a stockholder of Mattel, you must bring certain documents with you in order to be admitted to the Annual Meeting and in order to bring family members with you. The purpose of this requirement is to help us verify that you are actually a stockholder of Mattel. Please read the following rules carefully because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of Mattel stock as of the close of business on March 17, 2004. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of Mattel’s transfer agent. Many stockholders are not record holders because their shares of stock are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead; this is sometimes referred to as holding shares in “street name.” If you are unsure as to whether you were a record holder of Mattel common stock as of the close of business on March 17, 2004, please call Mattel’s transfer agent, EquiServe Trust Company, N.A., at 1-888-909-9922.

(continued on the reverse)

If you were a record holder of Mattel common stock as of the close of business on March 17, 2004, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport), and

•	the Admission Ticket enclosed with this Proxy Statement.

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on March 17, 2004.

If a broker, bank or other nominee was the record holder of your shares of Mattel common stock as of the close of business on March 17, 2004, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport), and

•	the Admission Ticket enclosed with this Proxy Statement, and

•	proof that you owned shares of Mattel common stock as of the close of business on March 17, 2004.

Examples of proof of ownership include the following: (1) an original or a copy of the voting information form from your bank or broker with your name on it, (2) a letter from your bank or broker stating that you owned Mattel common stock as of the close of business on March 17, 2004, or (3) a brokerage account statement indicating that you owned Mattel common stock as of the close of business on March 17, 2004.

If you acquired your shares of Mattel common stock at any time after the close of the business on March 17, 2004, you do not have the right to vote at the Annual Meeting, but you may attend it if you bring:

•	valid personal photo identification (such as a driver’s license or passport), and

•	proof that you own shares of Mattel common stock.

Examples of proof of ownership include the following:

•	If a broker, bank or other nominee is the record holder of your shares of Mattel common stock: (1) a letter from your bank or broker stating that you acquired Mattel common stock after March 17, 2004, or (2) a brokerage account statement as of a date after March 17, 2004 indicating that you own Mattel common stock; or

•	If you are the record holder of your shares of Mattel common stock, a copy of your stock certificate or a confirmation acceptable to Mattel that you bought the stock after March 17, 2004.

If you are a proxy holder for a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 17, 2004, then you must bring:

•	The executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 17, 2004, and

•	Valid personal photo identification (such as a driver’s license or passport), and

•	If the stockholder whose proxy you hold was not a record holder of Mattel common stock as of the close of business on March 17, 2004, proof of the stockholder’s ownership of shares of Mattel common stock as of the close of business on March 17, 2004, in the form of (1) an original or a copy of the voting information form from the stockholder’s bank or broker with the stockholder’s name on it, or (2) a letter or statement from a bank, broker or other nominee indicating that the stockholder owned Mattel common stock as of the close of business on March 17, 2004.

MATTEL, INC.

NOTICE OF THE 2004 ANNUAL MEETING OF STOCKHOLDERS

The 2004 Annual Meeting of Stockholders of Mattel, Inc. will be held on Thursday, May 13, 2004, at 10:00 A.M. (Los Angeles time) at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California 90266. The following items of business are to be considered and acted on at the Annual Meeting.

1.	Election of eleven directors.
2.	Ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent auditors for the year ending December 31, 2004.
3.	A stockholder proposal regarding management compensation.
4.	A stockholder proposal regarding services performed by independent auditors.
5.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Each of the above items of business is described in more detail in the Proxy Statement accompanying this Notice. The Board of Directors recommends a vote FOR each of the eleven nominees for director named in the accompanying Proxy Statement, a vote FOR the proposal described above in item 2, and a vote AGAINST the proposals described above in items 3 and 4.

If you were a holder of record of Mattel common stock at the close of business on March 17, 2004, you are entitled to notice of and to vote at the Annual Meeting.

A list of record holders of Mattel common stock entitled to vote at the Annual Meeting will be available for examination at Mattel’s offices at 333 Continental Boulevard, El Segundo, California 90245-5012, for any purpose germane to the Annual Meeting, by any stockholder during normal business hours for ten days prior to the Annual Meeting.

The Manhattan Beach Marriott is accessible to those who require special assistance. If you require special assistance, please call the Marriott at (310) 546-7511.

By Order of the Board of Directors

Robert Normile, Secretary

El Segundo, California, April 12, 2004

DETACH HERE IF YOUR ARE RETURNING YOUR PROXY CARD BY MAIL

MATTEL, INC.

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Robert A. Eckert, Robert Normile and John L. Vogelstein, and each of them, as proxies with full power of substitution, to vote as designated on the reverse side, and in their discretion, on matters properly brought before the Annual Meeting of Stockholders to be held on May 13, 2004 and on matters incident to the conduct of the Annual Meeting, all of the shares of common stock of Mattel, Inc. which the undersigned has the power to vote at the Annual Meeting or any adjournment or postponement thereof, with all powers the undersigned would possess if personally present. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

NOMINEES FOR DIRECTOR: (01) Eugene P. Beard, (02) Michael J. Dolan, (03) Robert A. Eckert, (04) Tully M. Friedman, (05) Ronald M. Loeb, (06) Dr. Andrea L. Rich, (07) Ronald L. Sargent, (08) Christopher A. Sinclair, (09) G. Craig Sullivan, (10) John L. Vogelstein and (11) Kathy Brittain White.

If any such nominees should be unavailable, the persons named as proxies herein may vote for substitute nominees at their discretion. If no direction to the contrary is indicated, this Proxy will be voted as follows:

FOR the election of all nominees for director listed above;

FOR the ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent auditors for the year ending December 31, 2004;

AGAINST the stockholder proposal regarding management compensation; and

AGAINST the stockholder proposal regarding services performed by independent auditors.

Unless a contrary direction is indicated, this Proxy will grant the persons named as proxies herein discretionary authority to cumulate votes in connection with the election of directors.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

The EquiServe Vote-by-Telephone and Vote-by-Internet systems can be accessed

24-hours a day, seven days a week up until the day prior to the meeting.

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
1. Log on to the Internet and go to http://www.eproxyvote.com/mat 2. Follow the easy steps outlined on the secured website.		1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 2. Follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOUR ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR, FOR PROPOSAL 2

AND AGAINST PROPOSALS 3 AND 4

				FOR	AGAINST	ABSTAIN

1. Election of directors (named on reverse).			2. Ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent auditors for the year ending December 31, 2004.	☐	☐	☐
FOR ALL NOMINEES	☐ ☐	WITHHOLD FROM ALL NOMINEES	3. Stockholder proposal regarding management compensation. 4. Stockholder proposal regarding services performed by independent auditors.	☐ ☐	☐ ☐	☐ ☐
☐ _______________________________________________ (WITHHOLD VOTES FROM NOMINEES OR VOTE CUMULATIVELY AS INDICATED ON THE ABOVE LINE.)

5.   IN ADDITION, THE PERSONS NAMED AS PROXIES HEREIN SHALL HAVE AUTHORITY TO VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN OR POSTPONE THE MEETING TO ANOTHER TIME OR PLACE FOR THE PURPOSES OF SOLICITING ADDITIONAL PROXIES FOR OR AGAINST A GIVEN PROPOSAL.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Signature	Date	Signature	Date

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.